As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-166351

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3171940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Oyster Point Blvd., Suite 505

South San Francisco, California 94080

(650) 244-4990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sunil Bhonsle, President

400 Oyster Point Blvd., Suite 505

South San Francisco, California 94080

(650) 244-4990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fran Stoller, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Telephone: (212) 407-4000

Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this post-effective amendment to our Registration Statement on Form S-1 (file no. 333-166351) (the “S-1”) that was declared effective on May 11, 2010 in order to update the financial statements and other information contained in the S-1. All filing fees payable in connection with the registration of those securities included on the S-1 were previously paid in connection with the filing of the initial registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 22, 2011

TITAN PHARMACEUTICALS, INC.

6,031,250 shares of common stock

This prospectus relates to the resale of up to 6,031,250 shares of our common stock, par value $0.001 per share, being offered by the selling stockholders identified in this prospectus. The shares are issuable upon the exercise of outstanding warrants (the “Warrants”) held by the selling stockholders.

We will not receive any proceeds from the sale of the shares. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for the Warrants. The selling stockholders may sell the shares in accordance with the “Plan of Distribution” set forth in this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is traded on the OTC Bulletin Board under the symbol “TTNP:OB.” On December     , 2011, the closing price of our common stock was $        .

The selling stockholders and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. See “Plan of Distribution.”

Investing in our common stock involves significant risks. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus                 , 2011

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PROSPECTUS SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 4 of this prospectus and the consolidated financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our common stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Titan” refers to Titan Pharmaceuticals, Inc. and all of its subsidiaries. References to the “SEC” or “Commission” refers to the U.S. Securities and Exchange Commission.

Probuphine®, Spheramine® and ProNeura™ are trademarks of our company. This Form S-1 also includes trade names and trademarks of companies other than Titan.

Overview

We are a biopharmaceutical company developing proprietary therapeutics primarily for the treatment of central nervous system (“CNS”) disorders.

Our principal asset is Probuphine™, the first slow release implant formulation of buprenorphine, an FDA approved molecule for treating opioid dependence and chronic pain, designed to maintain a stable, round the clock blood level of the medicine in patients for six months following a single treatment. Probuphine is in the final stages of Phase 3 development for the treatment of opioid dependence with efficacy already demonstrated in two controlled Phase 3 clinical studies. In October 2011, we had a Pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA) that provided clear guidance on the requirements for submitting an NDA. Upon completion of our ongoing re-treatment safety study by year end 2011, we will have generated all the requisite clinical data and will begin preparation of the NDA. At the request of the FDA, we are conducting additional analytical testing of the ethylene vinyl acetate (an inactive co-polymer in Probuphine) and the final product, Probupine, in order to complete full characterization and establish ‘in-use’ stability. We have also commenced a program with our contract manufacturer to scale-up the manufacturing process for commercial production. We expect to complete these steps and be in a position to submit the NDA sometime in the middle of 2012. Our goal is to enter into one or more partnerships with capable pharmaceutical companies to commercialize Probuphine in the U.S. and foreign markets, as well as to potentially develop the product for the treatment of chronic pain.

Probuphine is the first product to utilize ProNeura™, our novel, proprietary, long-term drug delivery technology. Our ProNeura technology has the potential to be used in developing products for the treatment of other chronic conditions, such as Parkinson’s disease, where maintaining stable, round the clock blood levels of a drug can benefit the patient and improve medical outcomes.

We are entitled to a royalty revenue of 8-10% of net sales of Fanapt® (iloperidone), an atypical antipsychotic compound being marketed in the U.S. by Novartis Pharma AG for the treatment of schizophrenia. A substantial portion of this royalty stream has been sold to Deerfield Management, a healthcare investment fund, and the proceeds of the sale have been, and are continuing to be, used to advance the development of Probuphine and for general corporate purposes. We have retained a portion of the royalty revenue from net sales of Fanapt in excess of specified annual threshold levels; however, based on sales levels to date, it is unlikely that we will receive any revenue from Fanapt in the next several years, if ever. This royalty revenue is based on a licensed U.S. patent which will expire in April 2017.

We operate in only one business segment, the development of pharmaceutical products.

We were incorporated in Delaware in February 1992. Our principal executive offices are located 400 Oyster Point Blvd., Suite 505, South San Francisco, California. Our telephone number is 650-244-4990. Our website address is www.titanpharm.com.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this Form S-1 or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “expects,” “projects,” or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management’s current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” including, in particular, risks relating to:

•	the regulatory approval process;

•	the availability and sufficiency of funding;

•	uncertainties relating to strategic arrangements and relationships;

•	the results of ongoing research and development activities;

•	the early stage of products under development;

•	government regulation;

•	patent and intellectual property matters; and

•	competition.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

THE OFFERING

Common stock offered by selling stockholders:	6,031,250 shares

Common stock outstanding:	59,386,542 shares as of the date of this Prospectus

Common stock outstanding after the offering (assuming full exercise of the Warrants):	65,417,792 shares

Use of proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of $12.1 million. We intend to use any proceeds received from the exercise of the Warrants for working capital and other general corporate purposes.

OTCBB symbol:	TTNP:OB

Risk factors:	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 4 of this prospectus.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our common stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related To Our Business

We may be unable to obtain additional financing when needed.

At September 30, 2011, we had cash and cash equivalents of $2.7 million, which we believe is sufficient, together with $5.0 million in cash and other consideration obtained from the recent Deerfield transaction, to fund our planned operations late into the second quarter of 2012, including the preparation of the Probuphine NDA. In the event we are unable to enter into a corporate partnership or licensing arrangement during this period that provides us with the funds required to complete the regulatory process and seek approval to commercialize Probuphine, we will need to obtain additional financing, either through the sale of debt or equity securities. Any required financing may not be available on acceptable terms.

Probuphine may not receive FDA approval or be successfully commercialized.

Probuphine, which is in late Phase 3 clinical development, will require significant further capital expenditures, and regulatory clearances prior to commercialization. Even if we are able to obtain the requisite funding to complete the NDA submission and regulatory process, the preclinical, clinical and manufacturing control data may not be adequate to demonstrate the safety and efficacy of Probuphine to the satisfaction of the regulatory authorities in the U.S. and elsewhere. Of the large number of drugs in development, only a small percentage successfully complete the FDA regulatory approval process and are commercialized. To date, we have experienced setbacks in some of our other product development efforts. For example, the results of a study evaluating the EKG profile of patients taking iloperidone led to a significant delay in the development and commercialization of that product. We may continue to experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates. We cannot predict whether Probuphine will be successfully commercialized or whether we will successfully develop or commercialize any other product.

We must comply with extensive government regulations.

The research, development, manufacture and marketing of pharmaceutical products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing to determine safety and efficacy, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. We have limited experience in obtaining FDA approval. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug’s market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil and criminal sanctions. Our business will be seriously harmed if our regulatory submissions are delayed or we cancel plans to make submissions for proposed products for any of the following reasons:

•	unanticipated preclinical testing or clinical trial reports;

•	failure to reach agreement with the FDA regarding study protocols or endpoints;

•	changes in regulations or the adoption of new regulations;

•	unanticipated enforcement of existing regulations;

•	unexpected technological developments; and

•	developments by our competitors.

We face risks associated with third parties conducting preclinical studies and clinical trials of our products; as well as our dependence on third parties to manufacture any products that we may successfully develop.

We depend on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for our products and other third-party organizations to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. We will also depend upon third party manufacturers for the production of any products we may successfully develop to comply with current Good Manufacturing Practices of the FDA, which are similarly outside our direct control. If third party laboratories and medical institutions conducting studies of our products fail to maintain both good laboratory and clinical practices, the studies could be delayed or have to be repeated. Similarly, if the manufacturers of any products we develop in the future fail to comply with current Good Manufacturing Practices of the FDA, we may be forced to cease manufacturing such product until we have found another third party to manufacture the product.

We face risks associated with clinical trial liability claims in the event that the use or misuse of our product candidates results in personal injury or death.

Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us in the event that the use or misuse of our product candidates results in personal injury or death. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim.

We may be unable to protect our patents and proprietary rights.

Our future success will depend to a significant extent on our ability to:

•	obtain and keep patent protection for our products and technologies on an international basis;

•	enforce our patents to prevent others from using our inventions;

•	maintain and prevent others from using our trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

We cannot assure you that our patent rights will afford any competitive advantages, and these rights may be challenged or circumvented by third parties. Further, patents may not be issued on any of our pending patent applications in the U.S. or abroad. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent. For example, the two U.S. patents licensed by Titan under the MIT license have already expired, and we must rely on the “method of use” patent application for Probuphine to get patent protection and market exclusivity. If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

In addition, third parties may sue us for infringing their patents. In the event of a successful claim of infringement against us, we may be required to:

•	pay substantial damages;

•	stop using our technologies and methods;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; and

•	obtain one or more licenses from third parties.

If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in development, manufacture and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor.

We face intense competition.

Competition in the pharmaceutical and biotechnology industries is intense. We face, and will continue to face, competition from numerous companies that currently market, or are developing, products for the treatment of the diseases and disorders we have targeted. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have. We also compete with universities and other research institutions in the development of products, technologies and processes, as well as the recruitment of highly qualified personnel. Our competitors may succeed in developing technologies or products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, our competitors may achieve product commercialization or patent protection earlier than we will.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize drug products, if any, may depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our own or our collaborator’s drug products to enable us or them to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

We may not be able to retain our key management and scientific personnel.

As a company with a limited number of personnel, we are highly dependent on the services of our executive management and scientific staff, in particular Sunil Bhonsle and Marc Rubin, our President and Executive Chairman, respectively, and our Executive Vice President and Chief Development Officer, all of whom are parties to employment agreements with us. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may not be successful in our efforts to attract and retain personnel.

Our stock price has been and will likely continue to be volatile.

Our stock price has experienced substantial fluctuations and could continue to fluctuate significantly due to a number of factors, including:

•	variations in our anticipated or actual operating results;

•	sales of substantial amounts of our common stock;

•	announcements about us or about our competitors, including introductions of new products;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation; and

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Our net operating losses and research and development tax credits may not be available to reduce future federal and state income tax payments.

At December 31, 2010, we had federal net operating loss and tax credit carryforwards of $226.4 million and $7.0 million, respectively, and state net operating loss and tax credit carryforwards of $138.8 million and $6.6 million, respectively. Current federal and state tax laws include substantial restrictions on the utilization of net operating loss and tax credits in the event of an ownership change. We have not performed a change of ownership analysis since 1999 and, accordingly, some or all of our net operating loss and tax credit carryforwards may not be available to offset future taxable income, if any. Even if the carryforwards are available, they may be subject to annual limitations, lack of future taxable income, or future ownership changes that could result in the expiration of the carryforwards before they are utilized.

Our stockholder rights plan may discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.

In December 2011, our board of directors adopted a stockholder rights plan which provides for the potential issuance of dilutive junior preferred stock in the event of the acquisition or proposed acquisition of 15% or more of our outstanding common stock, which acquisition has not been approved by our board of directors.

While we believe that our stockholder rights plan enables our board of directors to maximize stockholder value, it may have the effect of delaying or preventing a change of control, even under circumstances that some stockholders may consider beneficial.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders are not obligated to exercise their warrants and we cannot predict whether holders will choose to exercise all or any of their Warrants or if they will do so for cash or on a cashless basis. In the event that all of the Warrants are exercised for cash, we will receive gross proceeds of $12.1 million. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements in the following discussion and throughout this report that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify forward-looking statements by the use of words such as “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that our expectations will prove to be correct. Actual results could differ from those described in this report because of numerous factors, many of which are beyond our control. These factors include, without limitation, those described under “Risk Factors.” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect actual outcomes. Please see “Note Regarding Forward Looking Statements” at the beginning of this Form S-1.

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus.

Overview

Our principal asset is Probuphine which is in the final stages of Phase 3 development for the treatment of opioid dependence. We expect to be in a position to submit a New Drug Application to the FDA sometime in the middle of 2012. We recently sold our right to receive a royalty revenue of 8-10% from net sales of Fanapt to Deerfield Management, a heathcare investment fund. We are using the proceeds from this sale to advance the development of Probuhpine, including the prepareation of the NDA, and for general corporate purposes. We have retained a portion of the royalty revenue from net sales of Fanapt in excess of specified annual threshold levels; however, based on sales levels to date, it is unlikely that we will receive any revenue from Fanapt in the next several years, if ever.

Critical Accounting Policies and the Use of Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. We believe the following accounting policies for the years ended December 31, 2010 and 2009 to be applicable:

Share-Based Payments

Effective January 1, 2006, we adopted the fair value recognition provisions of ASC 718, Compensation-Stock Compensation (formerly SFAS No. 123(R)), using the modified-prospective transition method. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense, net of estimated pre-vesting forfeitures, ratably over the vesting period of the award. We selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards. Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the share-based awards, stock price volatility, and pre-vesting forfeitures. We estimated the expected term of stock options granted for the years ended December 31, 2010, 2009 and 2008 based on the historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and the expectations of future employee behavior. We estimated the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected pre-vesting forfeiture rate and only recognize expense for those shares expected to vest. We estimate the pre-vesting forfeiture rate based on historical experience. If our actual forfeiture rate is materially different from our estimate, our stock-based compensation expense could be significantly different from what we have recorded in the current period.

Income Taxes

We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our current tax exposure under the most recent tax laws and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes.

We assess the likelihood that we will be able to recover our deferred tax assets. We consider all available evidence, both positive and negative, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If it is not more likely than not that we will recover our deferred tax assets, we will increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable.

Clinical Trial Accrual

We also record accruals for estimated ongoing clinical trial costs. Clinical trial costs represent costs incurred by clinical research organizations, (“CROs”), and clinical sites. These costs are recorded as a component of research and development expenses. Under our agreements, progress payments are typically made to investigators, clinical sites and CROs. We analyze the progress of the clinical trials, including levels of patient enrollment, invoices received and contracted costs when evaluating the adequacy of accrued liabilities. Significant judgments and estimates must be made and used in determining the accrued balance in any accounting period. Actual results could differ from those estimates under different assumptions. Revisions are charged to expense in the period in which the facts that give rise to the revision become known. The actual clinical trial costs for the Probuphine studies conducted in the past three years have not differed materially from the estimated projection of expenses.

Liquidity and Capital Resources

We have funded our operations since inception primarily through the sale of our securities and the issuance of debt, as well as with proceeds from warrant and option exercises, corporate licensing and collaborative agreements, and government-sponsored research grants. At September 30, 2011, we had working capital of approximately $0.1 million compared to a working capital deficit of approximately $0.7 million at December 31, 2010.

On March 15, 2011, we entered into several agreements with entities affiliated with Deerfield Management Company, L.P. (collectively, “Deerfield”) pursuant to which Deerfield agreed to provide $20.0 million in funding to us. Funding occurred on April 5, 2011 and we used approximately $7.7 million of proceeds from the Deerfield funding to repay Oxford in full, including required final payments aggregating $480,000. Pursuant to the terms of a facility agreement, we issued Deerfield promissory notes in the aggregate principal amount of $20.0 million. The loan bears interest at 8.5% per annum, payable quarterly, and was originally repayable over five years, with 10% of the principal amount due on the first anniversary, 15% due on the second anniversary, and 25% due on each of the next three anniversaries. We paid Deerfield a facility fee of $0.5 million. The loan is secured by our assets and has a provision for pre-payment. Deerfield has the right to have the loan repaid at 110% of the principal amount in the event we complete a major transaction, which includes, but is not limited to, a merger or sale of our company or the sale of Probuphine. Under a royalty agreement, in exchange for $3.0 million that was recorded as debt, we agreed to pay Deerfield 2.5% of the net sales of Fanapt, constituting a portion of the royalty revenue that we are entitled to under our sublicense agreement with Novartis. The agreements with Deerfield also provide us with the option to repurchase the royalty rights for $40.0 million.

On November 14, 2011, we entered into several agreements with Deerfield pursuant to which we sold a substantial portion of the remaining future royalties on the sales of Fanapt to Deerfield in exchange for $5.0 million in cash, a $10.0 million reduction in the principal amount owed to Deerfield under the existing facility agreement and a revised principal repayment schedule of $2.5 million per year for four years commencing in April 2013 to retire the remaining debt of $10.0 million. Deerfield is entitled to the balance of our portion of the royalties on Fanapt (5.5% to 7.5% of net sales, net of the 2.5% previously sold to Deerfield) up to specified threshold levels of net sales of Fanapt and 40% of the royalties above the threshold level. Titan retains 60% of the royalties on net sales of Fanapt above the threshold levels, subject to an agreement that half of any such retained royalties will go towards repayment of our outstanding debt to Deerfield. Funding occurred on November 25, 2011. The proceeds of this transaction will be used to support the ongoing late-stage development of Probuphine™, the preparation of the NDA for Probuphine and for general corporate purposes.

Cash Flows for Nine Months Ended September 30, 2011

Our operating activities used approximately $12.3 million during the nine months ended September 30, 2011. This consisted primarily of the net loss for the period of approximately $12.3 million, $0.8 million related to non-cash gains on decreases in the fair value of warrants issued to Deerfield, $1.6 million related to increases in accounts receivable, which includes approximately $1.8 million which will be paid to Sanofi-Aventis for royalties earned on sales of Fanapt, and $0.6 million related to increases in prepaid expenses and other assets. This was offset in part by non-cash charges of approximately $0.8 million related to share-based compensation expenses, $1.3 million related to the amortization loan discounts, and approximately $0.8 million related to increases in accounts payable and other accrued liabilities. Uses of cash in operating activities were primarily to fund product development programs and administrative expenses. Our license agreements with Sanofi-Aventis and MIT require us to pay royalties on future product sales. In addition, in order to maintain license and other rights while products are under development, we must comply with customary licensee obligations, including the payment of patent-related costs, annual minimum license fees, meeting project-funding milestones and diligent efforts in product development. The aggregate commitments we have under these agreements, including minimum license payments, for the next 12 months is approximately $100,000.

Net cash used in investing activities of approximately $56,000 during the nine months ended September 30, 2011 consisted of approximately $58,000 related to purchases of equipment, which was offset in part by approximately $2,000 related to the disposal of equipment.

Net cash provided by financing activities of approximately $11.9 million during the nine month period ended September 30, 2011 consisted of approximately $19.5 million of net proceeds from the Deerfield transaction described below, which was offset by payments of approximately $7.6 million to repay our outstanding indebtedness to Oxford.

Cash Flows for Year Ended December 31, 2010

Our operating activities used approximately $4.6 million during the year ended December 31, 2010. This consisted primarily of the net loss for the period of approximately $6.8 million. This was offset in part by $1.2 million related to net changes in operating assets and liabilities, $0.1 million related to the non-cash interest expense on warrants related to our outstanding loans, non-cash charges of approximately $0.1 million related to depreciation, and approximately $0.7 million related to stock-based compensation expenses. Uses of cash in operating activities were primarily to fund product development programs and administrative expenses. The license agreements with Sanofi-Aventis and MIT require us to pay royalties on future product sales. In addition, in order to maintain license and other rights while products are under development, we must comply with customary licensee obligations, including the payment of patent-related costs, annual minimum license fees, meeting project-funding milestones and diligent efforts in product development. The aggregate commitments we have under these agreements, including minimum license payments, for the next 12 months is approximately $36,000. See “Description of the Business—License Agreements.”

Net cash used in investing activities of approximately $28,000 during the year ended December 31, 2010 consisted solely of purchases of furniture and equipment.

Net cash provided by financing activities during the year ended December 31, 2010 was approximately $4.6 million, which consisted primarily of proceeds from a September 2010 amendment to our loan and security agreement with Oxford pursuant to which we received an additional thirty-nine month term loan in the principal amount of $5.0 million that bears interest at the rate of 13% per annum. Under this agreement, we will make payments totaling approximately $2.8 million during the next 12 months. We paid Oxford an initial facility fee of $0.1 million and are obligated to make a final payment fee of $0.3 million. The loan is secured by our assets and has a provision for pre-payment. Oxford received five-year warrants to purchase 287,356 shares of our common stock at an exercise price of $0.87 per share. This was offset by payments on long-term debt of approximately $0.6 million during 2010.

The following table sets forth the aggregate contractual cash obligations as of December 31, 2010 (in thousands):

	Payments Due by Period
	Total	< 1 year	1-3 years	3-5 years	5 years+
Contractual obligations
Operating leases	$580	$238	$342	$—	$—
License agreements	236	36	68	67	65
Debt obligation	9,684	2,772	6,416	496	—

Total contractual cash obligations	$10,500	$3,046	$6,826	$563	$65

We expect to continue to incur substantial additional operating losses from costs related to the continuation of research and development, clinical trials, the regulatory process, and administrative activities. We believe that our working capital at September 30, 2011, together with the proceeds from the recent Deerfield transaction, is sufficient to fund our planned operations late into the second quarter of 2012, including the preparation of the Probuphine NDA. In the event we are unable to enter into a corporate partnership or licensing arrangement during this period that provides us with the funds required to complete the regulatory process and commercialize Probuphine, if approved, we will need to obtain additional financing, either through the sale of debt or equity securities, to continue our Probuphine program and other product development activities. If we are unable to complete a debt or equity offering, or otherwise obtain sufficient financing when and if needed, we may be required to reduce, defer or discontinue one or more of our product development activities.

Results of Operations

Nine Months Ended September 30, 2011 and September 30, 2010

Our net loss for the nine month period ended September 30, 2011 was approximately $12.3 million, or approximately $0.21 per share, compared to our net loss of approximately $2.5 million, or approximately $0.04 per share, for the comparable period in 2010.

We generated royalty revenues during the nine month periods ended September 30, 2011 and September 30, 2010 of approximately $2.3 million and $2.1 million, respectively. We earned grant revenues during the nine month periods ended September 30, 2011 and September 30, 2010 of approximately $0.4 million and $5.3 million, respectively. We generated no revenues from licensing agreements during the nine month period ended September 30, 2011. We generated revenues from licensing agreements during the nine month period ended September 30, 2010 of approximately $12,000. Royalty revenues during the nine month period ended September 30, 2011 consisted of royalties on sales of Fanapt. Grant revenues during the nine month period ended September 30, 2011 consisted of proceeds from the NIH grants related to our Probuphine and ProNeura programs.

Research and development expenses for the nine month period ended September 30, 2011 were approximately $9.9 million, compared to approximately $6.8 million for the comparable period in 2010, an increase of $3.1 million, or 46%. The increase in research and development costs during the nine month period ended September 30, 2011 was primarily attributed to an increase in external research and development expenses during the first six months of 2011 associated with the completion of one Phase 3 clinical trial related to our Probuphine product in the second quarter of 2011 and the ongoing enrollment and treatment of patients in an additional Phase 3 clinical trial related to our Probuphine product which will be completed in the fourth quarter 2011. External research and development expenses include direct expenses such as CRO charges, investigator and review board fees, patient expense reimbursements and contract manufacturing expenses. During the nine month period ended September 30, 2011, external research and development expenses relating to our Probuphine product development program were approximately $7.4 million. Other research and development expenses include internal operating costs such as clinical research and development personnel-related expenses, clinical trials related travel expenses, and allocation of facility and corporate costs. As a result of the risks and uncertainties inherently associated with pharmaceutical research and development activities described elsewhere in this report, we are unable to estimate the specific timing and future costs of our clinical development programs or the timing of material cash inflows, if any, from our product candidates.

General and administrative expenses for the nine month period ended September 30, 2011 were approximately $2.5 million, compared to approximately $2.6 million for the comparable period in 2010, a decrease of $0.1 million, or 4%. The decrease in general and administrative expenses during the nine month period ended September 30, 2011 was primarily related to decreases in consulting and professional fees of approximately $0.3 million and legal fees of approximately $0.3 million. This was offset in part by increases in non-cash stock compensation costs of approximately $0.3 million and employee-related costs of $0.2 million.

Net other expense for the nine month period ended September 30, 2011 was approximately $2.6 million, compared to approximately $0.5 million in the comparable period in 2010. The increase in net other expense during the nine month period ended September 30, 2011 was primarily related to interest expense of approximately $2.3 million on the Deerfield loans and $0.7 million of interest expense related to the Oxford loans. This was offset in part by a $0.8 million non-cash gain related to decreases in the fair value of the Deerfield warrants.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Our net loss for 2010 was approximately $5.6 million, or approximately $0.09 per share, compared to our net loss applicable to common stockholders of approximately $5.9 million, or approximately $0.10 per share, for 2009. Our net loss for 2010 includes a non-cash gain of $1.2 million resulting from the retirement of preferred stock upon the dissolution of Ingenex, Inc., our majority-owned subsidiary.

We generated royalty revenues during 2010 of approximately $2.5 million and had no royalty revenue in 2009. We generated grant revenues during 2010 of approximately $7.6 million and had no grant revenue in 2009. We generated revenues of $24,000 from licensing agreements in 2010 compared to approximately $79,000 in 2009. Royalty revenues in 2010 consisted of royalties on sales of Fanapt. Grant revenues in 2010 consisted of proceeds from the NIH grants related to our Probuphine and ProNeura related programs.

Research and development expenses for 2010 were approximately $12.9 million, compared to approximately $2.5 million in 2009, an increase of approximately $10.4 million, or 416%. The increase in research and development costs was primarily due to an increase in external research and development expenses related to the initiation and ongoing expenses of the Phase 3 clinical trials related to our Probuphine product. External research and development expenses include direct expenses such as clinical research organization charges, investigator and review board fees, patient expense reimbursements and contract manufacturing expenses. During 2010, our external research and development expenses relating to our Probuphine product development program were approximately $10.1 million compared to approximately $0.7 million for 2009. Other research and development expenses include internal operating costs such as clinical research and development personnel-related expenses, clinical trials-related travel expenses, and allocation of facility and corporate costs. As a result of the risks and uncertainties inherently associated with pharmaceutical research and development activities described elsewhere in this report, we are unable to estimate the specific timing and future costs of our clinical development programs or the timing of material cash inflows, if any, from our products or product candidates.

General and administrative expenses for 2010 were approximately $3.3 million, compared to approximately $3.4 million in 2009, a decrease of approximately $0.1 million, or 3%. The decrease in general and administrative expenses was primarily related to decreases in non-cash stock compensation costs of approximately $0.7 million and facilities related costs of $0.5 million. This was offset in part by increases in employee-related costs of approximately $0.2 million, legal fees of approximately $0.5 million, and consulting and professional fees of approximately $0.3 million.

Net other expense for 2010 was approximately $0.8 million compared to approximately $71,000 in 2009. Net other expense in 2010, consisted primarily of interest expense of approximately $0.7 million and loan fees of approximately $0.1 million resulting from our loans with Oxford and tax-related expenses of approximately $6,000. Net other expense in 2009, consisted primarily of financing-related expenses of approximately $60,000, interest expense of approximately $9,000 and tax-related expenses of approximately $10,000 offset by interest income of approximately $2,000 and a net gain of approximately $6,000 resulting from the sale of certain assets.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Our net loss for 2009 was approximately $5.9 million, or approximately $0.10 per share, compared to our net loss of approximately $25.4 million, or approximately $0.44 per share, for 2008.

Revenues in 2009 were approximately $79,000 compared to approximately $73,000 in 2008, an increase of approximately $6,000. Our revenues during 2009 and 2008 were derived from fees received under various licensing agreements.

Research and development expenses for 2009 were approximately $2.5 million compared to approximately $16.2 million in 2008, a decrease of approximately $13.7 million, or 85%. The decrease in research and development costs was primarily due to the phased suspension of activities associated with clinical trials related to our Probuphine product, resulting in reductions in employee-related costs of approximately $3.8 million, internal research and development expenses of approximately $1.1 million and external research and development expenses of approximately $8.6 million. External research and development expenses include direct expenses such as clinical research organization charges, investigator and review board fees, patient expense reimbursements and contract manufacturing expenses. During 2009, our external research and development expenses relating to our Probuphine product development program were approximately $0.7 million compared to approximately $9.3 million for 2008. Other research and development expenses include internal operating costs such as clinical research and development personnel-related expenses, clinical trials-related travel expenses, and allocation of facility and corporate costs. As a result of the risks and uncertainties inherently associated with pharmaceutical research and development activities described elsewhere in this report, we are unable to estimate the specific timing and future costs of our clinical development programs or the timing of material cash inflows, if any, from our products or product candidates.

General and administrative expenses for 2009 were approximately $3.4 million, compared to approximately $9.8 million in 2008, a decrease of approximately $6.4 million, or 65%. The decrease in general and administrative expenses was primarily related to reductions in employee-related costs of approximately $3.9 million, non-cash stock compensation costs of approximately $0.3 million, marketing and product positioning costs of approximately $1.0 million, legal fees of approximately $0.3 million, travel-related expenses of approximately $0.3 million, consulting and professional fees of approximately $0.2 million, Board of Directors fees of approximately $0.2 million, and other general and administrative costs of approximately $0.1 million.

Net other expense for 2009 was approximately $71,000 compared to net other income of approximately $0.5 million in 2008. Net other expense in 2009, consisted primarily of financing-related expenses of approximately $60,000, interest expense of approximately $9,000 and tax-related expenses of approximately $10,000 offset by interest income of approximately $2,000 and a net gain of approximately $6,000 resulting from the sale of certain assets. Net other income during 2008, consisted primarily of interest income on investments of approximately $0.5 million and gains of approximately $0.1 million resulting from the sale of certain investments offset by other expenses of approximately $0.1 million.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and we have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

DESCRIPTION OF THE BUSINESS

Overview

Our principal asset is Probuphine™, the first slow release implant formulation of buprenorphine, an FDA approved molecule for treating opioid dependence and chronic pain, designed to maintain a stable, round the clock blood level of the medicine in patients for six months following a single treatment. Probuphine is in the final stages of Phase 3 development for the treatment of opioid dependence with efficacy already demonstrated in two controlled Phase 3 clinical studies. In October 2011, we had a Pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA) that provided clear guidance on the requirements for submitting an NDA. Upon completion of our ongoing re-treatment safety study by year end 2011, we will have generated all the requisite clinical data and will begin preparation of the NDA. At the request of the FDA, we are conducting additional analytical testing of the ethylene vinyl acetate (an inactive co-polymer in Probuphine) and the final product, Probupine, in order to complete full characterization and establish ‘in-use’ stability. We have also commenced a program with our contract manufacturer to scale-up the manufacturing process for commercial production. We expect to complete these steps and be in a position to submit the NDA sometime in the middle of 2012. Our goal is to enter into one or more partnerships with capable pharmaceutical companies to commercialize Probuphine in the U.S. and foreign markets, as well as to potentially develop the product for the treatment of chronic pain.

Probuphine is the first product to utilize ProNeura™, our novel, proprietary, long-term drug delivery technology. Our ProNeura technology has the potential to be used in developing products for the treatment of other chronic conditions, such as Parkinson’s disease, where maintaining stable, round the clock blood levels of a drug can benefit the patient and improve medical outcomes.

We are entitled to a royalty revenue of 8-10% of net sales of Fanapt® (iloperidone), an atypical antipsychotic compound being marketed in the U.S. by Novartis Pharma AG for the treatment of schizophrenia. A substantial portion of this royalty stream has been sold to Deerfield Management, a healthcare investment fund, and the proceeds of the sale have been, and are continuing to be, used to advance the development of Probuphine and for general corporate purposes. We have retained a portion of the royalty revenue from net sales of Fanapt in excess of specified annual threshold levels; however, based on sales levels to date, it is unlikely that we will receive any revenue from Fanapt in the next several years, if ever. This royalty revenue is based on a licensed U.S. patent which will expire in April 2017.

We operate in only one business segment, the development of pharmaceutical products.

Our Products

Probuphine

We are developing Probuphine for the treatment of opioid dependence. Probuphine is the first product specifically designed for the long-term treatment of opioid dependence and it utilizes ProNeura, our novel, proprietary, long-term drug delivery technology. See “Continuous Drug Delivery Technology” below. Probuphine is designed to maintain a stable, round the clock blood level of the drug buprenorphine, an approved agent for the treatment of opioid dependence. If approved, Probuphine is expected to provide six months of medication following a single treatment. Probuphine has been shown to be effective with an acceptable safety profile in the following clinical studies:

Two six-month, double-blind, placebo-controlled safety and efficacy trials; one of which included an active control (Suboxone) and Probuphine established non-inferiority in comparison to this approved drug.

•	The second controlled Phase 3 study received a $7.6 million award from the NIH which supported approximately half of the costs of this study.

•	Two six-month, open-label re-treatment safety trials, one of which will be completed by year-end 2011; and

•	A pharmacokinetic safety study.

The goal of any therapy for an addictive disorder is to reduce the use of the illicit substance over time and to engage the patient in treatment long enough for therapeutic gains to be consolidated. In a clinical study, the effectiveness of a treatment for opioid addiction is evaluated by testing a patient’s urine samples for the presence of illicit opioids over the treatment period. In both placebo-controlled Phase 3 studies of Probuphine, every participant was required to provide urine samples three times a week, essentially on alternate days. Any missed sample was considered a positive result (i.e. urine testing positive for illicit opioid). In these studies, the primary effectiveness of the treatment with Probuphine (i.e. the primary endpoint) was established by comparing the negative urine results (i.e. urine testing negative for illicit opioid) between the Probuphine and placebo arms using a statistical technique, specifically ‘the cumulative distribution function of negative urines’, which basically performs a comparative analysis on the relative proportions of negative urines between treatment groups over the time period of treatment. The patients in the Probuphine arm showed clinically meaningful and a statistically significant difference in the negative urines as compared to the placebo arm in both studies, i.e. the Probuphine patients had statistically more negative results than the placebo arm, demonstrating that the treatment with Probuphine was successful in reducing their usage of illicit opioids as compared to the treatment with placebo. These favorable results for Probuphine were also confirmed by a significant difference over the placebo arm in other secondary measures such as retention in treatment, withdrawal symptoms and craving for opioids, all of which are monitored by clinicians to see if a treatment is providing clinically meaningful benefit to the patients.

Results for the first double-blind, placebo-controlled safety and efficacy study have been published in the Journal of the American Medical Association (October 2010).

Patients who completed the controlled studies were eligible for enrollment in the six month re-treatment studies, which provided data on one full year of treatment. The pharmacokinetic safety study has provided important data on the level of buprenorphine in the blood during the treatment period and gives a good profile of the safety of Probuphine. Data from all of these studies was presented at the International Society of Addiction Medicine Annual Meeting in November 2008 and September 2011, the American Society of Addiction Medicine Annual Meeting in May 2009 and American Society of Addiction Medicine Education Forum in October 2011, and the American College of Neuropharmacology in November 2009.

These studies are part of a registration directed program intended to obtain marketing approval of Probuphine for the treatment of opioid addiction in the U.S. and in Europe. We met with the FDA in October 2011 for a pre-NDA meeting and reviewed the clinical development program as well as the chemistry, manufacturing and controls aspects of the NDA. Based on this interaction we believe we do not need to conduct any additional clinical studies prior to submitting the NDA we have commenced the final activities necessary to obtain the remaining information while also beginning the preparation of the NDA, which we hope to submit some time in the middle of 2012.

Continuous Drug Delivery Technology

Our continuous drug delivery system consists of a small, solid rod made from a mixture of ethylene-vinyl acetate (“EVA”) and a drug substance. The resulting product is a solid matrix that is placed subcutaneously, normally in the upper arm in a simple office procedure, and is removed in a similar manner at the end of the treatment period. The drug substance is released slowly, at continuous levels, through the process of dissolution. This results in a constant rate of release similar to intravenous administration. We believe that such long-term, linear release characteristics are desirable by avoiding peak and trough level dosing that poses problems for many CNS and other therapeutic agents.

Our continuous drug delivery technology was developed to address the need for a simple, practical method to achieve continuous long-term drug delivery, and potentially can provide controlled drug release on an outpatient basis over extended periods of up to 6—12 months. In addition to Probuphine, which is our first product in clinical testing to utilize our proprietary continuous drug delivery technology, we continue to seek opportunities to develop this drug delivery technology for other potential treatment applications in which conventional treatment is limited by variability in blood drug levels and poor patient compliance (e.g. treatment of Parkinson disease with dopamine agonists). Titan was awarded a $0.5 million SBIR grant in August 2010 to conduct non-clinical studies with long-term delivery of dopamine agonists.

Fanapt® (iloperidone)

An atypical antipsychotic approved by the U.S. Food and Drug Administration (“FDA”) for the treatment of schizophrenia. Novartis Pharma AG (“Novartis”) has acquired the U.S. and Canadian rights to further develop and commercialize the approved oral formulation, which it launched in the U.S. in the first quarter of 2010, and also further develop and potentially commercialize an injectable form of the drug, known as a depot formulation (currently in Phase I/II clinical testing). We are entitled to a royalty of 8-10% of net sales, based on intellectual property claiming iloperidone that we licensed from Sanofi-Aventis. In the U.S. the license covers all formulations of iloperidone potentially through April 2017 (inclusive of a six month pediatric extension). Vanda Pharmaceuticals, Inc. (“Vanda”) owns the development and commercialization rights to the oral and depot formulations of this product for the rest of the world. Because patent coverage on the compound has now expired in the most significant markets outside of the U.S. and no patent term extensions are possible since the product was not approved in these countries prior to patent expiration, our royalties on any future sales in such markets will generally be very limited.

We have sold a substantial portion of this future royalty revenue to Deerfield Management, a healthcare investment fund, for cash and debt considerations. The cash proceeds from the sale have been, and are continuing to be, used to advance the development of Probuphine and for general corporate purposes. We have retained a portion of the royalty revenue from net sales of Fanapt in excess of specified annual threhold levels; however, based on sales levels to date, it is unlikely that we will receive any revenue from Fanapt in the next several years, if ever. We do not incur any ongoing expenses associated with this product.

License Agreements

We are a party to several agreements with companies and universities for the performance of research and development activities and for the acquisition of licenses relating to such activities. Expenses under these agreements totaled approximately $61,000, $86,000 and $239,000 in the years ended December 31, 2010, 2009 and 2008, respectively.

In January 1997, we acquired an exclusive worldwide license under U.S. and foreign patents and patent applications relating to the use of iloperidone for the treatment of psychiatric and psychotic disorders and analgesia from Sanofi-Aventis SA (“Sanofi-Aventis”) (formerly Hoechst Marion Roussel, Inc.). The Sanofi-Aventis agreement provides for the payment of royalties on future net sales and requires us to satisfy certain other terms and conditions, specifically continued diligent product development and commercialization efforts standard for these types of agreements, in order to retain our rights, all of which have been met to date.

In November 1997, we granted a worldwide sublicense, except Japan, to Novartis under which Novartis continued, at its expense, all further development of iloperidone. In April 2001, that sublicense was extended to include Japan. Novartis will make our milestone and royalty payments to Sanofi-Aventis during the life of the Novartis agreement, and will also pay Titan a royalty on future net sales of the product.

In June 2004, Vanda acquired from Novartis the worldwide rights to develop and commercialize iloperidone. Under its agreement with Novartis, Vanda proceeded with and funded the iloperidone Phase 3 development program. All of our rights and economic interests in iloperidone, including royalties on sales of iloperidone, remained essentially unchanged under the agreement.

In October 2009, Vanda and Novartis amended and restated their sub-license agreement whereby Novartis acquired the U.S. and Canadian rights to commercialize Fanapt, the oral formulation of iloperidone approved in the U.S. Novartis also acquired the U.S. and Canadian development and commercialization rights to the depot formulation previously under development by Vanda and agreed to fund and continue the development of this formulation. Further, Novartis has also retained the right of first negotiation to co-market Fanapt and the depot formulation in the rest of the world. Our royalty interest in iloperidone remains unchanged, and Titan is entitled to royalty revenue of 8% of annual worldwide net sales up to $200 million and 10% of annual worldwide net sales above $200 million for several years based on the remaining life of certain patents. Novartis announced that it commenced commercial launch of Fanapt in the first quarter of 2010 and has reported net sales of approximately $31.4 million through December 31, 2010.

In October 1995, we acquired from the Massachusetts Institute of Technology (“MIT”) an exclusive worldwide license to certain U.S. and foreign patents relating to our continuous drug delivery system. The exclusive nature of the MIT license is subject to our continued diligent product development activities. The agreement provides for the payment of a 2% royalty based on sales of products and processes incorporating the licensed technology, as well as 25% of other income (excluding research expense reimbursement) derived from sublicenses of the licensed technology.

In July 2005, we entered into an agreement with the University of Iowa Research Foundation. Under this agreement, we received an exclusive worldwide license to patent rights held by the University of Iowa Research Foundation covering the methods of treating biofilm formation, pseudomoras aeruginosa growth, human deficiency virus, and intracellular pathogens and pathogens causing chronic pulmonary infection using gallium maltolate. Under this agreement, we are required to pay a license issuance fee and certain minimum annual royalty payments. In addition, we are required to pay royalties based on net sales of products and processes incorporating the licensed technology.

Patents and Proprietary Rights

We hold a license from Sanofi-Aventis under certain issued U.S. patents and certain issued foreign patents relating to iloperidone and its methods of use. Our license is exclusive for use in the treatment of psychiatric disorders, psychotic disorders and analgesia. The term of the U.S. patent that covers certain aspects of our iloperidone product expires in November 2011, however it is anticipated that based on provisions of the Patent Restoration Act pertaining to the approval by the FDA of new molecules for medical treatment, the patent term for Fanapt will be extended by five years to November 2016, with an additional six month extension possible for approval of pediatric indication. Following is a list of the remaining foreign countries where the Sanofi-Aventis patents claiming the compound iloperidone still provide patent protection:

Lichtenstein	November 2012
Georgia	November 2012
Korea	July 2013
Philippines	May 2014

We are the exclusive licensee under the MIT license to two U.S. patents and their European counterparts relating to a long-term drug delivery system. One patent term expired in 2010 while the second patent term expires in 2014. These dates do not include possible term extensions. Four additional patent applications have been filed which incorporate the use of specific compounds with the continuous delivery technology, including two applications related to Probuphine for the potential treatment of opioid addiction and chronic pain. In June 2010, the United States Patent and Trademark Office (“USPTO”) issued a patent covering Probuphine for the treatment of opiate addiction. Titan is the assignee of this patent which claims a method for treating opiate addiction with a subcutaneously implanted device comprising buprenorphine and ethylene vinyl acetate, a biocompatible copolymer that releases buprenorphine continuously for extended periods of time. This patent, which also includes certain additional claims covering the composition and dimensions of the device, will expire in April 2024. Patents have issued in Australia, India, Mexico and New Zealand. Further prosecution of these applications is currently proceeding at the USPTO and corresponding agencies in Europe, Canada, Japan, India and Hong Kong.

We are the licensee from the University of Iowa Research Foundation (“UIRF”) of two issued U.S. patents (expiring 2016) relating to methods of use of gallium compounds to inhibit the growth of P. aeruginosa, and the treatment of infections by pathogens causing chronic pulmonary infection. We are also the licensee from UIRF of certain rights to patent applications covering the use of gallium complexes in preventing and also treating bacterial biofilm-based infections, for which patents have issued in South Africa and Mexico and prosecution in the U.S., Canada, Europe, Australia, New Zealand and some Asian countries continues.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, are engaged in the development and commercialization of therapeutic agents designed for the treatment of the same diseases and disorders that we target. Many of our competitors have substantially greater financial and other resources, larger research and development staff and more experience in the regulatory approval process. Moreover, potential competitors have or may have patents or other rights that conflict with patents covering our technologies. For risks we face with respect to competition, see “Risk Factors—We face intense competition.”

With respect to Probuphine, Reckitt Benckiser Group, PLC, markets globally a sublingual buprenorphine product (tablet and film formulations) for the treatment of opioid addiction. This product (Subutex®, Suboxone®) which is administered daily, will compete with our six-month implantable product for opioid addiction. Other forms of buprenorphine are also in development by other companies, including intramuscular injections, buccal delivery and intranasally delivered buprenorphine, which also might compete with our product. In 2010, Alkermes, Inc. received FDA approval to market Vivitrol®, a one month depot injection of naltrexone for treating opioid addiction.

Several products categorized as atypical antipsychotics that compete with Fanapt have been on the market for several years. These products include Risperdal sold by Janssen Pharmaceuticals, Zyprexa sold by Eli Lilly, Clozaril sold by Novartis, Seroquel sold by AstraZeneca, Geodon sold by Pfizer, and Abilify sold by Bristol-Myers Squibb. Competition among these companies is already intense and Fanapt will face significant competition. The success of Fanapt will depend on how it can be differentiated from products already on the market on the basis of efficacy, side-effect profile, cost, availability of formulations and dose requirements, among other things.

Manufacturing

We utilize contract manufacturing organizations to manufacture our products for pre-clinical studies and clinical trials. While we have not introduced any products on the commercial market to date, at such time as we are ready to do so we will need to allocate additional resources to the manufacture of these products. We do not have the facilities to manufacture these products in-house nor do we intend to establish our own manufacturing operation at this time. We currently plan to pursue collaborative arrangements with contract manufacturing operations regarding the manufacture of any products that we may successfully develop.

Government Regulation

In order to obtain FDA approval of a new drug, a company generally must submit proof of purity, potency, safety and efficacy, among other regulatory standards. In most cases, such proof entails extensive clinical and pre-clinical laboratory tests.

The procedure for obtaining FDA approval to market a new drug involves several steps. Initially, the manufacturer must conduct pre-clinical animal testing to demonstrate that the product does not pose an unreasonable risk to human subjects in clinical studies. Upon completion of such animal testing, an Investigational New Drug application, or IND, must be filed with the FDA before clinical studies may begin. An IND application consists of, among other things, information about the proposed clinical trials. Among the conditions for clinical studies and IND approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to current Good Manufacturing Practices (“cGMP”), which must be followed at all times. Once the IND is approved (or if the FDA does not respond within 30 days), the clinical trials may begin.

The results of the pre-clinical and clinical testing on new drugs, if successful, are submitted to the FDA in the form of a New Drug Application (“NDA”). The NDA approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may refuse to approve an NDA if applicable regulatory requirements are not satisfied. Product approvals, if granted, may be withdrawn if compliance with regulatory standards is not maintained or problems occur following initial marketing.

The FDA may also require post-marketing testing and surveillance of approved products, or place other conditions on their approvals. These requirements could cause it to be more difficult or expensive to sell the products, and could therefore restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit such technologies.

We believe we are in compliance with all material applicable regulatory requirements. However, see “Risk Factors—We must comply with extensive government regulations” for additional risks we face regarding regulatory requirements and compliance.

Foreign Regulatory Issues

Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country. Although the time required to obtain such approval may be longer or shorter than that required for FDA approval, the requirements for FDA approval are among the most detailed in the world and FDA approval generally takes longer than foreign regulatory approvals.

Employees

At December 20, 2011, we had 12 full-time employees and several consultants.

Properties

Our executive offices are located in approximately 9,255 square feet of office space in South San Francisco, California that we occupy under a three-year operating lease expiring in June 2013.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the name, age and position and a brief account of the business experience of each of our executive officers and directors:

Name	Age	Office	Director Since

Marc Rubin (1)	56	Executive Chairman of the Board	November 2007

Sunil Bhonsle	62	President and Director	February 2004

Victor J. Bauer (2)(3)	76	Director	November 1997

Eurelio M. Cavalier (1)(3)(4)	79	Director	September 1998

Hubert E. Huckel (1)(2)(3)	80	Director	October 1995

M. David MacFarlane (2)(4)	71	Director	May 2002

Ley S. Smith (1)(2)(4)	77	Director	July 2000

(1)	Member of Executive Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee
(4)	Member of Nominating Committee

Marc Rubin, M.D. served as our President and Chief Executive from October 2007 until December 2008 and was re-engaged as our Executive Chairman in May 2009. Until February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma, as well as a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to the merger of Bayer Pharmaceuticals and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG since joining such company in October 2003, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 until August 2003, Dr. Rubin was employed by GlaxoSmithKline where he held positions of responsibility in global clinical and commercial development overseeing programs in the United States, Europe, Asia and Latin America. From 2001 through 2003, he was Senior Vice President of Global Clinical Pharmacology & Discovery Medicine. Dr. Rubin holds an M.D. from Cornell University Medical College. Dr. Rubin currently serves on the board of directors of Medarex, Inc.

Sunil Bhonsle served as our Executive Vice President and Chief Operating Officer from September 1995 until December 2008 and was re-engaged as our President in May 2009. Mr. Bhonsle served in various positions, including Vice President and General Manager—Plasma Supply and Manager—Inventory and Technical Planning, at Bayer Corporation from July 1975 until April 1995. Mr. Bhonsle holds an M.B.A. from the University of California at Berkeley and a B.Tech. in chemical engineering from the Indian Institute of Technology.

Victor J. Bauer, Ph.D. serves as the Executive Vice President of Concordia Pharmaceuticals, Inc., a biopharmaceutical company he co-founded in January 2004. From February 1997 through March 2003, Dr. Bauer was employed by Titan, most recently as our Executive Director of Corporate Development. From April 1996 until its merger into Titan, Dr. Bauer also served as a director and Chairman of Theracell. From December 1992 until February 1997, Dr. Bauer was a self-employed consultant to companies in the pharmaceutical and biotechnology industries. Prior to that time, Dr. Bauer was with Hoechst-Roussel Pharmaceuticals Inc., where he served as President from 1988 through 1992.

Eurelio M. Cavalier was employed in various capacities by Eli Lilly & Co. from 1958 until his retirement in 1994, serving as Vice President Sales from 1976 to 1982 and Group Vice President U.S. Pharmaceutical Business Unit from 1982 to 1993.

Hubert E. Huckel, M.D. served in various positions with The Hoechst Group from 1964 until his retirement in December 1992. At the time of his retirement, Dr. Huckel was Chairman of the Board of Hoechst-Roussel Pharmaceuticals, Inc., Chairman and President of Hoechst-Roussel Agri-Vet Company and a member of the Executive Committee of Hoechst Celanese Corporation. He currently serves on the board of directors of ThermoGenesis Corp., Catalyst Pharmaceuticals, Inc. and Concordia Pharmaceuticals, Inc. He is a member of the compensation committee of ThermoGenesis Corp.

M. David MacFarlane, Ph.D. served as Vice President and Responsible Head of Regulatory Affairs of Genentech, Inc from 1989 until his retirement in August 1999. Prior to joining Genentech, Inc., he served in various positions with Glaxo Inc., last as Vice President of Regulatory Affairs.

Ley S. Smith served in various positions with The Upjohn Company and Pharmacia & Upjohn from 1958 until his retirement in November 1997. From 1991 to 1993 he served as Vice Chairman of the Board of The Upjohn Company, and from 1993 to 1995 he was President and Chief Operating Officer of The Upjohn Company. At the time of his retirement, Mr. Smith was Executive Vice President of Pharmacia & Upjohn, and President of Pharmacia & Upjohn’s U.S. Pharma Product Center.

As indicated above, each of our directors has extensive management and operational experience in one or more facets of the pharmaceutical industry, including research, product development, clinical and regulatory affairs, manufacturing and sales and marketing, providing our company with the leadership needed by a biotechnology company in all stages of its development.

Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Item 6. Executive Compensation—Employment Agreements.”

Board Leadership Structure

Currently, our principal executive officer and chairman of the board positions are held separately by Sunil Bhonsle and Marc Rubin, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2010, except for one transaction on Form 4, which was inadvertently reported late by a former director.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial and accounting officer, respectively). The Code was filed as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003 and has been incorporated by reference into this annual report. A written copy of the Code will be provided upon request at no charge by writing to our Chief Financial Officer, Titan Pharmaceuticals, Inc., 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080.

Compensation Discussion and Analysis

Overview

During 2008, 2009 and 2010, our company has undergone significant changes to its operations and organizational structure. In early 2008, we had three promising late stage product development programs, iloperidone, Probuphine and Spheramine. We had recently added to the executive management team with the addition of Marc Rubin as Chief Executive Officer in October, 2007 and our previous Chief Executive Officer, Louis Bucalo, assumed the role of Executive Chairman. Later, in April 2008, we entered into an agreement with Dr. Bucalo pursuant to which he retired and resigned as an officer and member of our board of directors.

In July 2008, we experienced adverse events in connection with our iloperidone (Fanapt) and Spheramine development programs that negatively impacted our financial position and the market price of our common stock. Consequently, upon the recommendation of our Compensation Committee, in October 2008 we implemented an employee retention program in order to bolster our ability to pursue our objective of completing an appropriate transaction for the advancement of the Probuphine development program. The retention program consisted of two components—the issuance of restricted shares in lieu of the annual option grants that would otherwise be made in January 2009 and modifications to existing severance provisions. On October 21, 2008, an aggregate of 1,430,000 restricted shares were granted with varying vesting schedules to our employees, of which a total of 900,000 were granted to Marc Rubin, Sunil Bhonsle and Robert Farrell, our three executive officers at that time. As part of the retention program, we made a determination to increase the severance period (which ranged from 1 to 12 months) by 100% for substantially all of our employees in the event that within one year following a change in control the employee’s employment were terminated (including constructive termination) other than for cause.

Following a further decline in the market value of the Company and to conserve capital, in December 2008 we effected an approximately 90% reduction in our workforce in order to reduce operations to the minimal level necessary to enable us to continue our efforts to realize the potential value of our assets, particularly the Probuphine program. As part of the reduction plan, Dr. Rubin and Mr. Bhonsle entered into separation agreements pursuant to which they ended their employment relationships with us but agreed to assist us during the next six months, as needed, in connection with the aforementioned efforts. Robert Farrell, Chief Financial Officer, assumed the role of President pursuant to the terms of a retention agreement. Accordingly, by year end 2008, we had three employees, including Mr. Farrell who served as our sole executive officer. In April 2009, we terminated Mr. Farrell’s employment and Mr. Bhonsle, a board member, stepped in as our interim President. As a result of the foregoing, all but 5,000 of the restricted shares issued as part of the October 2008 retention program were cancelled.

In May 2009, the FDA’s approval of Fanapt substantially increased our opportunities and our board recommended the rehiring of certain of our former officers, including Dr. Rubin, who agreed to serve as our Executive Chairman, and Sunil Bhonsle, who assumed the role of President. Their compensation packages were structured by our Compensation Committee with minimal or no base salary, payment of which was also deferred to help maximize our limited cash resources, and to return the executives to an equity position comparable to that which existed prior to their termination five months earlier.

During 2010, Dr. Rubin and Mr. Bhonlse continued as our Executive Chairman and President, respectively, with compensation packages structured to reflect our current level of operations and resources.

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the year ended December 31, 2010. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year; however, in light of the material changes in our operations and management team described above and elsewhere in this Form 10-K, we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Compensation Program Objectives and Philosophy

Our Compensation Committee currently oversees the design and administration of our executive compensation program. It reviews and approves all elements of compensation for each of our named executive officers taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance from the Radford Biotechnology Surveys and, when applicable, other independent third-party compensation consultants. We define our competitive markets for executive talent to be the pharmaceutical and biotechnology industries in northern California and New Jersey. To date, we have utilized the Radford Biotechnology Surveys, a third party market specific compensation survey, and, when applicable, other independent third-party compensation consultants to benchmark our executive compensation.

The principal elements of our executive compensation program have historically been base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites have consisted of life, health and disability insurance benefits, and a qualified 401(k) savings plan. Our philosophy has been to position the aggregate of these elements at a level that is competitive within the industry and commensurate with our size and performance. During 2010, our compensation philosophy has evolved to accommodate our changing circumstances, operational needs and limited financial resources during this period.

During 2009, our operations were initially focused on winding down the company while maximizing the value that could be returned to the shareholders. Subsequently, following the approval of Fanapt by the FDA in May 2009, we focused on efforts to realize maximum shareholder value from both Fanapt and Probuphine, while limiting expenses to stay within the available cash resources. Accordingly, our Compensation Committee implemented a compensation plan which substantially limited the base salary while providing additional potential earnings through stock option awards.

During 2010, our operations continued to focus on efforts to realize maximum shareholder value from both Fanapt and resumed activities associated with our Probuphine development program. Accordingly, our Compensation Committee implemented a compensation plan which provides base salary and potential earnings through stock option and restricted stock awards.

Base Salaries

During 2010, the base salary of our named executives continued to be reflective of the availability of resources and level of continuing operations. Dr. Rubin continued to receive no cash salary during 2010. As a result of an amendment to his employment agreement, effective March 1, 2010, Mr. Bhonsle’s base annual salary was set at $300,000, essentially his 2008 level. As a result of subsequent amendments to these agreements, effective January 1, 2011, Dr. Rubin began receiving an annual salary of $210,000 and Mr. Bhonsle continues to receive an annual salary of $300,000 through December 31, 2011, at which time we expect to have new compensation arrangements in place. In the event new compensation arrangements with Dr. Rubin and Mr. Bhonsle have not been determined prior to December 31, 2011, Dr. Rubin and Mr. Bhonsle will either (i) make a determination to continue their employment at their then existing respective compensation levels or (ii) terminate their employment arrangements with the Company. See “Employment Agreements” below.

During 2009, the base salary of the named executives was reflective of the limited availability of funds and the reduced level of operations. Accordingly, Mr. Farrell, President and CFO from January to April 2009 accepted an approximately 25% reduction in base salary from the prior years base salary. Dr. Rubin and Mr. Bhonsle, whose employment was terminated in December 2008, received lump sum severance payments of approximately $384,000 and $277,000, respectively, in January 2009 and continued to provide services in support of winding down the operations. Dr. Rubin and Mr. Bhonsle have indicated that such services were undertaken in their roles as directors of Titan and that we did not owe them any consulting fees for work performed prior to their re-employment in May 2009, except for the time during which Mr. Bhonsle assumed the role of Acting President during the months of April and May 2009 for which he was paid approximately $12,400. Following the approval of Fanapt by the FDA, both Dr. Rubin and Mr. Bhonsle executed employment agreements pursuant to which, through February 28, 2010, Dr. Rubin was engaged as Executive Chairman with no base salary and Mr. Bhonsle was confirmed as our President with a base salary of $ 200,000 per year, an approximately 33% reduction from the prior year, payment of which was deferred until February 2010.

As we continue to evaluate the strategic alternatives for us going forward and our related human resource requirements, our Compensation Committee will continue to review appropriate base salaries for our executive officers. In making its determination, the Compensation Committee will consider the time commitment necessary and the roles our executives will play in implementing our plans. It is not anticipated that base salaries for the balance of 2011, assuming full time employment for each of them, will be increased materially beyond their current levels.

Long-term Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Equity awards also are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives annually.

Historically, for our named executive officers, our stock option grants were of a size and term determined and approved by the Compensation Committee in consideration of the range of grants in the Radford Survey, generally falling within the 50-75% range outlined in the survey. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. Generally, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Use of Estimates.”

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock option grants have a 10-year contractual exercise term. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term

• Termination by us for Reason Other than Cause, Disability or Death	• Forfeit Unvested Options	• Earlier of: (1) 90 days or (2) Remaining Option Period

• Termination for Disability, Death or Retirement	• Forfeit Unvested Options	• Earlier of: (1) 2 years or (2) Remaining Option Period

• Termination for Cause	• Forfeit Vested and Unvested Options	• Expire

• Other Termination	• Forfeit Unvested Options	• Earlier of: (1) 90 days or (2) Remaining Option Period

• Change in Control	• Accelerated*	• *

*	The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

The vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain change in control or other material events. These terms are more fully described in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Upon termination of employment of Dr. Rubin and Mr. Bhonsle in December 2008, all prior stock option grants ceased further vesting and the vested stock options continued to be available for exercise while they remained members of the board of directors. Prior stock option grants awarded to Mr. Farrell, who continued as the President and Chief Financial Officer until April 2009, continued to vest during the term of his employment and the vested stock options subsequently expired unexercised 90 days following termination of his employment.

At the time of re-engagement of Dr. Rubin as Executive Chairman in May 2009, he was awarded a stock option grant of 1,000,000 shares with immediate vesting of 25% of the grant and the remainder to vest monthly over four years. This was the only compensation provided to Dr. Rubin during 2009. During 2010, Dr. Rubin was awarded 36,000 and 82,800 shares of restricted stock in May and July 2010, respectively. These awards vested over four and six month periods with all restricted shares fully vested by December 31, 2010. Similarly, upon the confirmation of Mr. Bhonsle as the President, he was awarded a stock option grant to purchase 700,000 shares of common stock with immediate vesting of 25% and the remainder to vest monthly over four years.

Compensation Committee Interlocks and Insider Participation

Members of our Compensation Committee of the board of directors were Dr. Joachim Friedrich Kapp (until his resignation in October 2010), Mr. Eurelio M. Cavalier, Dr. Hubert E. Huckel and Victor J. Bauer. No member of our Compensation Committee was, or has been, an officer or employee of Titan or any of our subsidiaries, except for Victor J. Bauer, who was employed by Titan from February 1997 through March 2003 as our Executive Director of Corporate Development and from April 1996 until its merger into Titan, Dr. Bauer also served as a Director and Chairman of Theracell.

No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of the Company or another entity.

SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Financial Officer and our other executive officers for the periods set forth.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Options(2) ($)	Awards(2) ($)	All Other Compensation ($)	Total Compensation ($)
Marc Rubin, M.D.(3)(4)(5)(6) Executive Chairman	2010	$—	$—	$—	$152,982	$—	$152,982
	2009	384,326	—	832,794	—	—	1,217,120
	2008	430,639	—	36,715	—	36,767	504,121
Louis R. Bucalo, M.D.(7) Former Executive Chairman	2010	70,312	—	—	—	—	70,312
	2009	328,125	—	—	—	—	328,125
	2008	375,169	—	143,070	—	2,000	520,239
Sunil Bhonsle(8) President	2010	277,473	—	—	—	—	277,473
	2009 2008	402,487 340,550	— —	604,989 127,805	— —	12,400 —	1,019,876 468,335
Robert E. Farrell, J.D.(9) Former Executive Vice President and Chief Financial Officer	2010 2009 2008	— 216,862 402,099	— — —	— — 76,329	— — —	— — —	— 216,862 478,428

(1)	The positions listed are the most recent held by such individuals.
(2)	Amounts shown represent the grant date fair value computed in accordance with FASB ASC 718. The assumptions used by us with respect to the valuation of option grants and stock awards are set forth in “Titan Pharmaceuticals, Inc. Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 12—Stock Plans.”
(3)	Dr. Rubin did not receive a salary during 2010.
(4)	Dr. Rubin was awarded 36,000 and 82,800 shares of restricted stock on March 1, 2010 and July 1, 2010, respectively, instead of a cash salary. These shares were fully vested as of December 31, 2010.
(5)	Dr. Rubin’s employment was terminated on December 15, 2008. His 2008 salary includes $26,374 in compensation related to accrued vacation and his 2009 salary includes a one time severance payment of $384,326 made in January 2009.
(6)	Dr. Rubin’s 2008 other compensation consists of housing and transportation costs of $36,767.
(7)	Dr. Bucalo’s employment was terminated in April 2008 and he will receive salary continuation payments until April 2010. During 2010, 2009 and 2008, Dr. Bucalo received salary continuation payments of $70,312 and $328,125 and $250,018, respectively, and reimbursement of legal expenses of $2,000 in 2008. Dr. Bucalo’s outstanding options continued to vest under the terms of his severance agreement through April 2010. Dr. Bucalo’s outstanding options were not exercised and were subsequently cancelled in 2010.
(8)	Mr. Bhonsle’s employment was terminated on December 15, 2008. His 2008 salary includes $46,319 related to accrued vacation and his 2009 salary includes a one time severance payment of $277,487 made in January 2009 and $125,000 related to compensation deferred to 2010.
(9)	Mr. Farrell’s employment was terminated in April 2009. His 2008 salary includes $40,768 related to accrued vacation and $100,000 of severance related to his December 2008 retention agreement. Mr. Farrell’s 2009 salary includes a payment of $161,824 related to the remaining balance of his severance.

For a description of the material terms of employment agreements with our current and former named executive officers, see “—Employment Agreements.”

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date(1)	Number of Shares of Common Stock Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Marc Rubin, M.D.	3/1/2010	3/1/2010	36,000	(3)	$0.00	$70,920
	7/1/2010	7/1/2010	82,800	(4)	0.00	81,972

(1)	All grants were approved by the Compensation Committee on the dates indicated to be granted on the indicated grant date.
(2)	Valuation assumptions are found under “Titan Pharmaceuticals, Inc. Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 12—Stock Plans.”
(3)	These restricted stock awards vested in 4 equal monthly installments beginning on the grant date.
(4)	These restricted stock awards vested in 6 equal monthly installments beginning on the grant date.

Employee Benefits Plans

The principal purpose of our stock incentive plans is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The stock option plans provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards.

2002 Stock Incentive Plan

In July 2002, we adopted the 2002 Stock Incentive Plan, or the 2002 Plan. The 2002 Plan assumed the options which remain available for grant under our option plans previously approved by stockholders. Under the 2002 Plan and predecessor plans, a total of approximately 7.4 million shares of our common stock were authorized for issuance to employees, officers, directors, consultants, and advisers. Options granted under the 2002 Plan and predecessor plans may either be incentive stock options within the meaning of Section 422 of the Internal Revenue Code and/or options that do not qualify as incentive stock options; however, only employees are eligible to receive incentive stock options. Options granted under the option plans generally expire no later than ten years from the date of grant, except when the grantee is a 10% shareholder, in which case the maximum term is five years from the date of grant. Options generally vest at the rate of one fourth after one year from the date of grant and the remainder ratably over the subsequent three years, although options with different vesting terms are granted from time-to-time. Generally, the exercise price of any options granted under the 2002 Plan must be at least 100% of the fair market value of our common stock on the date of grant, except when the grantee is a 10% shareholder, in which case the exercise price shall be at least 110% of the fair market value of our common stock on the date of grant.

In August 2005, we adopted an amendment to the 2002 Plan to (i) permit the issuance of shares of restricted stock and stock appreciation rights to participants under the 2002 Plan, and (ii) increase the number of shares issuable pursuant to grants under the 2002 Plan from 2,000,000 to 3,000,000.

2001 Stock Option Plan

In August 2001, we adopted the 2001 Employee Non-Qualified Stock Option Plan, or the 2001 NQ Plan, pursuant to which 1,750,000 shares of common stock were authorized for issuance for option grants to employees and consultants who are not officers or directors of Titan. Options granted under the option plans generally expire no later than ten years from the date of grant. Option vesting schedule and exercise price are determined at time of grant by the board of directors. Generally, the exercise prices of options granted under the 2001 NQ Plan were 100% of the fair market value of our common stock on the date of grant.

General

Set forth below is information regarding the 2002 Plan and the 2001 NQ Plan, which we refer to herein collectively as the Stock Option Plans.

Administration. The Stock Option Plans are administered by our Compensation Committee. The Compensation Committee may in certain circumstances delegate certain of its duties to one or more of our officers. The Compensation Committee has the power to interpret the Stock Option Plans and to adopt rules for the administration, interpretation and application of the plans according to their terms.

Grant of Awards; Shares Available for Awards. Certain employees, consultants and directors are eligible to be granted awards under the plans. The Compensation Committee will determine who will receive awards under the plans, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plans.

A total of approximately 9.1 million shares of our common stock are available for issuance or delivery under our existing Stock Option Plans. The number of shares of our common stock issued or reserved pursuant to the Stock Option Plans will be adjusted at the discretion of our Board or the Compensation Committee as a result of stock splits, stock dividends and similar changes in our common stock. In addition, shares subject to grant under our prior option plans (including shares under such plans that expire unexercised or are forfeited, terminated, canceled or withheld for income tax withholding) shall be merged and available for issuance under the 2002 Stock Option Plan, without reducing the aggregate number of shares available for issuance reflected above.

Stock Options. The Stock Option Plans permit the Compensation Committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The Compensation Committee will establish the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options, and may also establish vesting and performance requirements that must be met prior to the exercise of options. Stock option grants (other than incentive stock option grants) also may have exercise prices that are less than, equal to or greater than the fair market value of our common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price.

Stock Appreciation Rights. The Compensation Committee may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash, shares of our common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by the stock appreciation right over the exercise price of the right, or other securities or property owned by us.

Other Equity-Based Awards. In addition to stock options and stock appreciation rights, the Compensation Committee may also grant certain employees, consultants and directors shares of restricted stock, with terms and conditions as the Compensation Committee may, pursuant to the terms of the Stock Option Plan, establish. The Stock Option Plan does not allow awards to be made under terms and conditions which would cause such awards to be treated as deferred compensation subject to the rules of Section 409A of the Code.

Change-in-Control Provisions. In connection with the grant of an award, the Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.

Amendment and Termination. The Compensation Committee may adopt, amend and rescind rules relating to the administration of the Stock Option Plans, and amend, suspend or terminate the Stock Option Plans, but no amendment will be made that adversely affects in a material manner any rights of the holder of any award without the holder’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the Stock Option Plans so that remuneration attributable to stock options and other awards will not be subject to a deduction limitation contained in Section 162(m) of the Code.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Marc Rubin, M.D.	437,500	—		$2.40	10/01/2017
	2,500	—		1.52	1/2/2018
	5,000	—		1.52	5/30/2018
	243,437	371,563	(1)	0.79	5/17/2019
	100,000	—		0.79	5/17/2019
	5,000	—		0.79	5/17/2019
	10,000	—		0.79	5/17/2019
	203,437	81,563	(1)	0.79	5/17/2019
Sunil Bhonsle	42,000	—		22.98	1/8/2011
	31,500	—		11.63	8/9/2011
	90,000	—		8.77	1/16/2012
	50,000	—		1.50	3/1/2013
	60,000	—		3.69	2/9/2014
	70,000	—		2.62	2/7/2015
	80,137	—		1.40	1/3/2016
	11,250	—		2.35	8/29/2016
	76,666	—		3.13	1/3/2017
	5,000	—		1.52	5/30/2018
	122,708	187,292	(2)	0.79	5/17/2019
	100,000	—		0.79	5/17/2019
	10,000	—		0.79	5/17/2019
	260,104	129,896	(2)	0.79	5/17/2019

(1)	These options vest in 48 equal monthly installments beginning on May 17, 2009.
(2)	These options vest in 48 equal monthly installments beginning on May 17, 2009, with the vesting of 100,000 shares contingent upon the sale or partnering of the Probuphine program.

No options were exercised by our named executive officers during 2010.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests. We sponsor a tax qualified defined contribution 401(k) plan in which Dr. Rubin, Dr. Bucalo, Mr. Bhonsle, and Mr. Farrell participated.

Employment Agreements

Marc Rubin

In October 2007, we entered into an employment agreement with Marc Rubin (the “First Rubin Agreement”) in connection with his joining our company as President and Chief Executive Officer. The First Rubin Agreement provided for an annual salary of $415,000 and an annual discretionary bonus of 0-50% based on the achievement of individual and company performance goals to be established by Dr. Rubin in consultation with senior management and approved by our board of directors. Upon joining Titan, Dr. Rubin received options to acquire 1,500,000 shares of our common stock that were to vest monthly over a four-year period, subject to a requirement of at least 12 months of employment for the vesting of any options. The First Rubin Agreement provided for the termination of employment by either party at any time for any reason by giving written notice to the other party. In the event his employment was terminated by us without Cause or by Dr. Rubin for Good Reason, or in the event of his death or Disability (as such terms are defined in such agreement), Dr. Rubin would be entitled to 12 months’ severance. The First Rubin Agreement contained customary non-competition and non-solicitation provisions. Dr. Rubin’s compensation package was determined based on a review of CEO compensation information provided in the Radford Biotechnology Survey. In addition, we engaged Compensation Resources, a consulting firm, to provide information on current CEO compensation packages for similar companies. In connection with its review of Dr. Rubin’s proposed compensation package, our Compensation Committee retained ExeQuity LLP, a consulting firm specializing in executive compensation, which concurred that the proposed compensation was appropriate and within the mid-range for similarly situated executives.

In December 2008, we entered into a separation agreement with Dr. Rubin (the “Rubin Severance Agreement”) pursuant to which we paid Dr. Rubin a one time severance payment of $384,326, representing the net present value of his base salary for 12 months less an amount he forfeited to enable us to make severance payments to certain other employees. The Rubin Severance Agreement stated that the exercise period of all vested options held by Dr. Rubin would terminate 90 days after he ceases to be a member of our board. Under the Rubin Severance Agreement, Dr. Rubin agreed to provide transition services to us through June 15, 2009 at an hourly rate of $205 to be paid at such time as we receive proceeds from the sale of the company or our assets or royalties from Fanapt™. Services provided by Dr. Rubin during this interim period were conducted within the scope of his responsibilities as a member of our board of directors and, accordingly, no payments are owed to him for transition services.

In May 2009, in connection with our re-engagement of our executive officers following the FDA’s approval of Fanapt™, we entered into a new employment agreement with Dr. Rubin to serve as our Executive Chairman (the “Third Rubin Agreement”). Pursuant to the Third Rubin Agreement, as such agreement was amended effective March 1, 2010, June 15, 2010 and December 27, 2010, he received no cash salary through December 2010. In May 2009, we granted Dr. Rubin options to purchase 1,000,000 shares of our common stock that vest as follows: 25% immediately and the balance monthly over a four-year period. Notwithstanding the foregoing, all unvested options held by Dr. Rubin automatically will become vested and exercisable immediately prior to the occurrence of a change of control. One half of the options will accelerate in the event we sell or transfer all or substantially all of our rights in iloperidone. In addition, in the event that we declare a dividend or similar distribution following such sale or transfer, we have agreed to retain for Dr. Rubin’s benefit an amount equal to the dividend amount for distribution to him only upon the actual vesting and exercise by him of the unvested options. In consideration for entering into the March 1, 2010 amendment agreement, we issued Dr. Rubin 36,000 restricted shares that vested in four monthly installments through June 30, 2010. In consideration for entering into the June 15, 2010 amendment agreement, we issued Dr. Rubin 82,800 restricted shares that vested in six monthly installments through December 31, 2010. In consideration for entering into the December 27, 2010 amendment agreement, we agreed to pay Dr. Rubin an annual salary of $210,000 for the period of January 1, 2011 through December 31, 2011. The Third Rubin Agreement contains non-competition provisions applicable during the term of employment.

Sunil Bhonsle

In December 2007, we amended our employment agreement with Sunil Bhonsle in order to maintain parity with the agreements with Drs. Rubin and Bucalo described herein (the “First Bhonsle Agreement”). The First Bhonsle Agreement, which was originally entered into in August 1995, provided for a base salary and eligibility to receive an annual performance bonus up to a specified percentage of base salary. The actual amount of the annual bonus was discretionary and determined based upon the executive’s performance, our performance and certain performance targets approved by our Compensation Committee. The First Bhonsle Agreement provided that Mr. Bhonsle would be entitled to 12 months’ severance in the event that his employment was terminated by us without Cause or by him for Good Reason (as such terms are defined in such agreement or six months in the event of their death or disability and provided for the continued vesting of the employee’s stock options during the severance period in the event of termination without Cause or for Good Reason. The First Bhonsle Agreement contained customary non-competition and non-solicitation provisions.

In December 2008, we entered into a separation agreement with Mr. Bhonsle (the “Bhonsle Severance Agreement”) pursuant to which we paid Mr. Bhonsle a one time severance payment of $277,487, representing the net present value of his base salary for 12 months less an amount he forfeited to enable us to make severance payments to certain other employees. The Bhonsle Severance Agreement stated that the exercise period of all vested options held by Mr. Bhonsle would terminate on March 15, 2009 and on such date all of his vested options terminated unexercised. Mr. Bhonsle agreed to provide transition services to us through June 15, 2009 at an hourly rate of $150 to be paid at such time as we receive proceeds from the sale of the company or our assets or royalties from Fanapt™. In April 2009, upon our termination of Mr. Farrell, Mr. Bhonsle stepped in to act as our sole executive officer. Services provided by Mr. Bhonsle from January until April 2009 were conducted within the scope of his responsibilities as a member of our board of directors and, accordingly, no payments were owed to him for such transition services. We paid Mr. Bhonsle approximately $12,400 in April 2009.

In May 2009, in connection with our re-engagement of our executive officers following the FDA’s approval of Fanapt™, we entered into a new employment agreement with Mr. Bhonsle to serve as our President (the “Third Bhonsle Agreement”). The Third Bhonsle Agreement provided that until February 28, 2010, he was entitled to a cash salary of $200,000 per annum, payment of which was deferred until we began receiving royalty payments from Fanapt. Mr. Bhonsle was granted options to purchase 700,000, shares of our common stock that vest as follows: 25% immediately and the balance monthly over a four-year period; provided, however, that the vesting of 100,000 shares is also contingent upon the sale or partnering of the Probuphine program. Notwithstanding the foregoing, all unvested options held by Mr. Bhonsle automatically will become vested and exercisable immediately prior to the occurrence of a change of control. Effective March 1, 2010, we amended the Third Bhonsle Agreement to provide that from the effective date through June 30, 2010, he was entitled to a salary of $300,000 per annum. The amendment also provides that one half of the options will accelerate in the event we sell or transfer all or substantially all of our rights in iloperidone. In addition, in the event that we declare a dividend or similar distribution following such sale or transfer, we have agreed to retain for Mr. Bhonsle’s benefit an amount equal to the dividend amount for distribution to him only upon the actual vesting and exercise by him of the unvested options. Effective July 1, 2010, as further amended effective December 27, 2010, we amended the Third Bhonsle to Agreement to provide that Mr. Bhonsle would continue to be entitled to a salary of $300,000 per annum through December 31, 2011. The Third Bhonsle Agreement contains non-competition provisions applicable during the term of employment.

Robert Farrell

In December 2007, we amended our employment agreement with Robert Farrell in order to maintain parity with the agreements with Drs. Rubin and Bucalo described herein (the “First Farrell Agreement”). The First Farrell Agreement, which was originally entered into in 1996, provided for a base salary and eligibility to receive an annual performance bonus up to a specified percentage of base salary. The actual amount of the annual bonus was discretionary and determined based upon the executive’s performance, our performance and certain performance targets approved by our Compensation Committee. The First Farrell Agreement provided that Mr. Farrell would be entitled to 12 months’ severance in the event that his employment was terminated by us without Cause or by him for Good Reason (as such terms are defined in such agreement or six months in the event of their death or disability and provided for the continued vesting of the employee’s stock options during the severance period in the event of termination without Cause or for Good Reason. The First Farrell Agreement contained customary non-competition and non-solicitation provisions.

In December 2008, we entered into a one-year retention agreement with Mr. Farrell pursuant to which he assumed the role of President in addition to his role as Chief Financial Officer (the “Retention Agreement”). Under the Retention Agreement, we paid Mr. Farrell, in lieu of the 12 months’ cash severance provided for in the First Farrell Agreement, a lump sum equal to $261,824, the net present value of his base salary for a period of 12 months, less required deductions required by law. The Retention Agreement provided for a monthly salary of $16,562.50 during the first six months and $8,281.25 thereafter. In April 2009, we terminated Mr. Farrell’s employment. No further payments were made to him and all of his options subsequently expired unexercised.

Louis R. Bucalo

In October 2007, in connection with the restructuring of management, we entered into an agreement with Louis Bucalo pursuant to which he would continue to serve as Executive Chairman for an annual salary of $375,000 during the first two years of the agreement and $187,500 thereafter. Under the agreement, Dr. Bucalo’s employment could be terminated by either party at any time for any reason by giving written notice to the other party. In the event of termination by the Company without Cause or by Dr. Bucalo for Good Reason, or in the event of his death or Disability (as such terms are defined in the agreement), Dr. Bucalo was entitled to 24 months’ severance, the 150,000 options he was granted in January 2008 would vest in full immediately, and all of his other options would continue to vest in accordance with their respective vesting schedules during such 24-month period.

In April 2008, we entered into an agreement with Dr. Bucalo pursuant to which he retired and resigned as Executive Chairman and a member of our board of directors. Under the terms of the agreement, we agreed to pay Dr. Bucalo his base monthly salary at the rates provided for in his employment agreement through May 14, 2010 (the “Compensation Period”) and the 150,000 options granted to Dr. Bucalo in January 2008 vested in full immediately. All other options held by Dr. Bucalo continued to vest in accordance with their terms and remained exercisable during the Compensation Period. The agreement terminated on May 14, 2010 and all of Dr.  Bucalo’s outstanding options were cancelled.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As set forth above under “Employment Agreements,” as of December 31, 2008, we had terminated our employment arrangements with Drs. Bucalo and Rubin and Mr. Bhonsle and undertaken to make the lump sum or monthly severance payments agreed upon. At such date, we had also restructured our employment arrangement with Mr. Farrell and paid him a lump sum retention bonus in consideration of his agreement to terminate the severance provisions of his agreement. During 2009, we terminated Mr. Farrell’s employment agreement and rehired Dr. Rubin and Mr. Bhonsle.

Pursuant to the Third Rubin Agreement and the Third Bhonsle Agreement, assuming a change of control had taken place as of December 31, 2010, Dr. Rubin and Mr. Bhonsle would have been entitled to accelerated vesting of their outstanding stock options described in the table below:

	Value of Equity Awards: Termination Without Cause or For Good Reason(1)	Value of Equity Awards: In Connection With a Change in Control(1)
Marc Rubin, M.D.	None	Fully Vested. 453,126 options with value of $190,313
Sunil Bhonsle.	None	Fully Vested. 317,188 options with value of $133,219

(1)	Value is based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on December 31, 2010, which was $1.21 per share.

DIRECTOR COMPENSATION

Summary of Director Compensation

Non-employee directors are entitled to receive a fee for each meeting attended and all directors are entitled to receive stock options pursuant to our stockholder-approved stock option plans, including an initial grant of 10,000 options upon becoming a director, an annual grant of 10,000 options thereafter, and an annual grant of 5,000 options for each committee on which they serve. Directors are not precluded from serving us in any other capacity and receiving compensation therefor. Non-employee directors have also historically received an annual retainer fee of $15,000 in addition to the fee received for each meeting attended. In May 2009, in recognition of the large number (almost weekly) of telephonic and in-person meetings attended by the members of the board to help manage the company between January and May 2009, each member of the board was awarded a stock option grant to purchase 100,000 shares of common stock with immediate vesting. In July, 2009, each non-employee director was awarded 2,500 shares of restricted stock in lieu of fees earned. Non-employee directors receive $500 for each telephonic board meeting attended.

The following table summarizes compensation that our directors earned during 2010 for services as members of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Victor J. Bauer, Ph.D.	$17,500	$—	$—	$—	$—	$—	$17,500
Eurelio M. Cavalier	18,000	—	—	—	—	—	18,000
Hubert E. Huckel, M.D.	12,000	—	—	—	—	—	12,000
Joachim Friedrich Kapp, M.D., Ph.D.	14,500	—	—	—	—	—	14,500
M. David MacFarlane, Ph.D.	18,000	—	—	—	—	—	18,000
Ley S. Smith	15,500	—	—	—	—	—	15,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 20, 2011, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned
Marc Rubin, M.D.	1,776,575	(3)	2.9%
Victor J. Bauer, Ph.D.	316,144	(4)	*
Sunil Bhonsle	1,450,045	(5)	2.4%
Eurelio M. Cavalier	435,836	(6)	*
Hubert E. Huckel, M.D.	438,171	(7)	*
M. David MacFarlane, Ph.D.	302,500	(8)	*
Ley S. Smith	345,836	(9)	*
First Eagle Investment Management, LLC	7,860,369	(10)	12.9%
All executive officers and directors as a group (7) persons	5,065,107		8.0%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of such individual is c/o Titan Pharmaceuticals, Inc., 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of a person, shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 20, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(3)	Includes 1,244,375 shares issuable upon exercise of outstanding options.
(4)	Includes 305,000 shares issuable upon exercise of outstanding options.
(5)	Includes (i) 1,133,788 shares issuable upon exercise of outstanding options and (ii) 253,257 shares held in a family trust for which he serves as trustee.
(6)	Includes 253,336 shares issuable upon exercise of outstanding options.
(7)	Includes (i) 253,336 shares issuable upon exercise of outstanding options and (ii) 789 shares held by his wife.
(8)	Includes 180,000 shares issuable upon exercise of outstanding options.
(9)	Includes 233,336 shares issuable upon exercise of outstanding options.
(10)	Derived from a Schedule 13G filed by First Eagle Investment Management, LLC on February 11, 2011. Includes warrants to purchase 1,562,500 shares of common stock. The holder’s address is 1345 Avenue of the Americas, New York, New York 10105.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrant and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available or future issuance under equity compensation plans (c)
Equity compensation plans approved by security holders	3,168,204	$7.33	2,581,743
Equity compensation plans not approved by security holders(1)(2)(3)(4)	1,946,750	$1.40	673,716

Total	5,114,954	$5.92	3,255,459

(1)	In August 2002, we amended our 2001 Employee Non-Qualified Stock Option Plan. Pursuant to this amendment, a total of 1,750,000 shares of common stock were reserved and authorized for issuance for option grants to employees and consultants who are not officers or directors of Titan.
(2)	In November 1999 and in connection with the redemption of warrants, we granted 813,000 non-qualified stock options outside of our stock option plans to our executive officers, at an exercise price of $12.69, vesting equally over 36 months from the date of grant.
(3)	In October 2007, we granted 1,500,000 non-qualified stock options outside of our stock option plans to our Chief Executive Officer, at an exercise price of $2.40, vesting equally over 48 months from the date of grant. At December 31, 2010, 437,500 of these non-qualified stock options remained outstanding.
(4)	In May 2009, we granted 615,000 and 310,000 non-qualified stock options outside of our stock option plans to our Executive Chairman and President, respectively, at an exercise price of $0.79, vesting equally over 48 months from the date of grant.

Change in Control

There were no arrangements, known to us, including any pledge by any person of our securities the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are issuable upon exercise of outstanding Warrants held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”

In December 2007, we completed the sale of units consisting of 13,300,000 shares of our common stock and Warrants to purchase 6,650,000 shares of our common stock to several institutional and accredited investors, resulting in gross proceeds of $21,280,000. Canaccord Adams, Inc. and Rodman & Renshaw, LLC served as co-placement agents for the private placement and received an aggregate of $1,276,800 as a cash commission and approximately $57,000 for legal and other related expenses. We are required to keep the registration statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the shares covered by the registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

None of the selling stockholders has been an officer or director of our company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with us.

Name of selling stockholder	Shares of common stock beneficially owned prior to offering (1)	Maximum number of shares of common stock to be sold	Number of shares of common stock owned after offering	Percentage ownership after offering
21 April Fund, L.P. (2)	564,867	195,312	369,555	*
21 April Fund, Ltd. (3)	1,678,255	585,938	1,092,317	1.8%
Capital Ventures International (4)	234,375	234,375	0	—
Cranshire Capital, L.P. (5)	130,650	78,125	52,525	*
Option Opportunities Corp. (6)	781,250	721,250	0	—
Libra Fund, L.P. (7)	468,750	468,750	0	—
Libra Offshore Ltd. (8)	156,250	156,250	0	—
First Eagle Value in Biotechnology Masterfund, Ltd. (9)	735,671	312,500	423,171	*
DEF Associates, LP (10)	426,156	117,400	308,756	*
DEF Associates N.V. (11)	1,275,119	351,350	923,769	1.6%
Prudential Jennison Health Sciences Fund (12)	2,075,000	2,075,000	0	—
Antecip Capital LLC (13)	775,000	525,000	250,000	*
Hudson Bay Master Fund, Ltd. (14)	160,000	160,000	0	—
Henry C. Beinstein (15)(16)	621,232	50,000	571,232	*

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, including the Warrants, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(2)	Includes 195,312 shares issuable upon exercise of Warrants. First Eagle Investment Management, LLC, the parent company of the investment manager of 21 April Fund, LP, is an “affiliate” of FEF Distributors, LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Michael M. Kellen, in his capacity as Vice Chairman of First Eagle Investment Management, LLC may also be deemed to have investment discretion and voting power over these securities.
(3)	Includes 585,938 shares issuable upon exercise of Warrants. First Eagle Investment Management, LLC, the parent company of the investment manager of 21 April Fund, Ltd., is an “affiliate” of FEF Distributors, LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Michael M. Kellen, in his capacity as Vice Chairman of First Eagle Investment Management, LLC may also be deemed to have investment discretion and voting power over these securities.
(4)	Represents shares issuable upon exercise of Warrants. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“Capital”), has discretionary authority to vote and dispose of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc. may also be deemed to have investment discretion and voting power over these securities. Capital is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale of shares by Capital pursuant to this prospectus.
(5)	Includes 78,125 shares of common stock that may be issued upon exercise of Warrants. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Cranshire.
(6)	Represents shares issuable upon exercise of Warrants. David Dury, the owner and President of Option Opportunities Corp., has voting and investment power over these securities.
(7)	Represents shares issuable upon exercise of Warrants. Libra Associates, LLC, the general partner of Libra Fund, LP and has the power to vote and to direct the voting of and the power to dispose and direct the disposition of these securities. Ranjan Tandon is the sole voting member and manager of Libra Associates, LLC and may be deemed to have the power to vote and to direct the voting of and the power to dispose and direct the disposition of the securities beneficially owned by Libra Associates, LLC.
(8)	Represents shares issuable upon exercise of Warrants. Libra Advisors, LLC, the investment manager of Libra Offshore, Ltd. and has the power to vote and to direct the voting of and the power to dispose and direct the disposition of these securities. Ranjan Tandon is the sole voting member and manager of Libra Advisors, LLC and may be deemed to have the power to vote and to direct the voting of and the power to dispose and direct the disposition of the securities beneficially owned by Libra Advisors, LLC.
(9)	Includes 312,500 shares issuable upon exercise of Warrants. First Eagle Investment Management, LLC, the parent company of the investment manager of First Eagle Value in Biotechnology Master Fund, Ltd, is an “affiliate” of DEF Distributors, LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Dan Declue, in his capacity as Senior Vice President of First Eagle Investment Management, LLC may also be deemed to have investment discretion and voting power over these securities.

(10)	Includes 117,400 shares issuable upon exercise of Warrants. First Eagle Investment Management, LLC, the parent company of the investment manager of DEF Associates LP, is an “affiliate” of DEF Distributors, LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Michael M. Kellen, in his capacity as Vice Chairman of First Eagle Investment Management, LLC may also be deemed to have investment discretion and voting power over these securities.
(11)	Includes 351,350 shares issuable upon exercise of Warrants. First Eagle Investment Management, LLC, the parent company of the investment manager of DEF Associates N.V., is an “affiliate” of DEF Distributors, LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Michael M. Kellen, in his capacity as Vice Chairman of First Eagle Investment Management, LLC may also be deemed to have investment discretion and voting power over these securities.
(12)	Represents shares issuable upon exercise of Warrants. Jennison Associates LLC serves as a sub advisor to Prudential Health Sciences Fund d/b/a Prudential Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc. and has voting and investment power over, but expressly disclaims beneficial ownership of, these securities. David Chan and Michael DelBalso, managing directors of Jennison and portfolio managers of the fund, may be deemed to have the power to vote and dispose of these securities.
(13)	Includes 525,000 shares issuable upon exercise of Warrants. Herriot Tabuteau is the managing member of Antecip Capital LLC and has discretionary authority to vote and dispose of the common stock held by Antecip Capital LLC, although Mr. Tabuteau disclaims beneficial ownership over these securities.
(14)	Represents shares issuable upon exercise of Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general Partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
(15)	Includes 50,000 shares issuable upon exercise of Warrants.
(16)	Such individual is an affiliate of Gagnon Securities LLC, a broker-dealer, and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock on behalf of the selling stockholders. We are required to pay certain fees and expenses that we incur incident to the registration of the shares of the common stock. As used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8.0%).

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

General

We are authorized by our certificate of incorporation to issue an aggregate of 130,000,000 shares of capital stock, of which 125,000,000 are shares of common stock, par value $.001 per share and 5,000,000 are shares of preferred stock, par value $.001 per share, of which 500,000 are designated as Junior Participating Preferred Stock pursuant to the terms of our Rights Agreement. As of the date hereof, there were 59,386,542 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Stockholder Rights Plan

In December 2011, our board of directors adopted a stockholder rights plan pursuant to which our stockholders received one preferred share purchase right for each share of our common stock held by them. The rights are not currently exercisable or tradable separately from our common stock and are currently evidenced by the common stock certificates. The rights expire on December 20, 2012 unless earlier redeemed or exchanged by us. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) (i) has acquired, or has the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or the grant of any equity compensation awards or Board approved unilateral grants of any security to the person, or (ii) commences a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 15% or more of our outstanding shares of common stock. Should such an event occur, then, unless the rights are redeemed or have expired, our stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then current market price or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to December 15, 2008, our common stock was listed on the NYSE Amex under the symbol “TTP”. Following our voluntary delisting and termination of our Exchange Act reporting obligations, our common stock was quoted on the OTC Pink Sheets system maintained by Pink OTC Markets Inc. under the symbol TTNP.PK from December 2008 to June 2010. The Pink Sheets market is extremely limited and any prices quoted may not have been a reliable indication of the value of our common stock. Since resuming our Exchange Act reporting obligations in 2010, our common stock has been quoted on the OTC Bulletin Board under the symbol TTNP.OB.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Pink OTC Markets Inc. and OTC Bulletin Board, as applicable. The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions. For current price information, stockholders are urged to consult publicly available sources.

	High	Low
Fiscal 2011
Fourth Quarter (through December 20, 2011)	$1.78	$1.06
Third Quarter	$2.08	$1.30
Second Quarter	$2.22	$1.30
First Quarter	$1.81	$1.17
Fiscal 2010
Fourth Quarter	$1.49	$0.99
Third Quarter	$1.20	$0.87
Second Quarter	$1.86	$0.92
First Quarter	$2.49	$1.70
Fiscal 2009
Fourth Quarter	$2.48	$1.33
Third Quarter	$1.75	$0.98
Second Quarter	$1.75	$0.03
First Quarter	$0.04	$0.02

Holders

As of November 30 , 2011 there were 142 record holders of our common stock.

Dividends

We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business and, accordingly, do not anticipate the payment of cash dividends.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited consolidated financial statements as of and for the years ended December 31, 2010 and December 31, 2009 have been included in this prospectus in reliance upon the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Titan Pharmaceuticals, Inc., at our office located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.titanpharm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

Titan Pharmaceuticals, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Titan Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Titan Pharmaceuticals, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Titan Pharmaceuticals, Inc. at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

San Francisco, California

March 25, 2011, except for Note 15, as to which the date is December 21, 2011

TITAN PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands of dollars)
Assets
Current assets:
Cash	$3,180	$3,300
Receivables	1,225	66
Prepaid expenses and other current assets	294	250

Total current assets	4,699	3,616
Property and equipment, net	53	110

Total Assets	$4,752	$3,726

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,457	$335
Accrued clinical trials expenses	705	123
Other accrued liabilities	373	564
Current portion of long-term debt	1,870	525

Total current liabilities	5,405	1,547
Long-term debt, net of discount	5,400	2,386

Total Liabilities	10,805	3,933

Commitments and contingencies
Stockholders’ Deficit:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized, none issued and outstanding:	—	—
Common stock, at amounts paid in, $0.001 par value per share; 125,000,000 shares authorized, 59,247,742 shares issued and outstanding at December 31, 2010 and 2009.	256,436	256,436
Additional paid-in capital	17,256	15,027
Accumulated deficit	(279,745)	(272,911)

Total Titan Pharmaceuticals, Inc.’s stockholders’ deficit	(6,053)	(1,448)
Non-controlling interest	—	1,241

Total stockholders’ deficit	(6,053)	(207)

Total Liabilities and Stockholders’ Deficit	$4,752	$3,726

See accompanying notes to consolidated financial statements.

TITAN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2010	2009	2008
	(in thousands, except per share amount)
Revenue:
Grant revenue	$7,557	$—	$—
Royalty revenue	2,512	—	—
License revenue	24	79	73

Total revenue	10,093	79	73
Operating expenses:
Research and development	12,855	2,456	16,235
General and administrative	3,263	3,438	9,756

Total operating expenses	16,118	5,894	25,991

Loss from operations	(6,025)	(5,815)	(25,918)
Other income (expense):
Interest income (expense), net	(678)	(6)	470
Other income (expense), net	(131)	(65)	14

Other income (expense), net	(809)	(71)	484

Net loss	(6,834)	(5,886)	(25,434)
Gain on retirement of preferred stock upon dissolution of subsidiary	1,241	—	—

Net loss applicable to common stockholders	$(5,593)	$(5,886)	$(25,434)

Basic and diluted net loss per common share	$(0.09)	$(0.10)	$(0.44)

Weighted average shares used in computing basic and diluted net loss per share	59,248	58,473	58,285

See accompanying notes to consolidated financial statements.

TITAN PHARMACEUTICALS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balances at December 31, 2007	58,281	$255,429	$11,508	$(241,591)	$1	$25,347

Comprehensive loss:
Net loss				(25,434)		(25,434)
Unrealized loss on marketable securities					(1)	(1)

Comprehensive loss						(25,435)
Issuance of common stock, net of issuance costs	7	(26)				(26)
Compensation related to stock options			1,907			1,907

Balances at December 31, 2008	58,288	255,403	13,415	(267,025)	—	1,793

Comprehensive loss:
Net loss				(5,886)		(5,886)
Unrealized gain or loss on marketable securities						—

Comprehensive loss						(5,886)
Issuance of common stock, net of issuance costs	300	478				478
Issuance of common stock upon exercise of options	660	555				555
Issuance of warrants to purchase common stock			89			89
Compensation related to stock options			1,523			1,523

Balances at December 31, 2009	59,248	256,436	15,027	(272,911)	—	(1,448)

Comprehensive loss:
Net loss				(6,834)		(6,834)
Unrealized gain or loss on marketable securities						—

Comprehensive loss						(6,834)
Retirement of preferred stock upon dissolution of Ingenex, Inc.			1,241			1,241
Issuance of warrants to purchase common stock			255			255
Compensation related to stock options			733			733

Balances at December 31, 2010	59,248	$256,436	$17,256	$(279,745)	$—	$(6,053)

See accompanying notes to consolidated financial statements.

TITAN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009	2008
	(in thousands of dollars)
Cash flows from operating activities:
Net loss	$(6,834)	$(5,886)	$(25,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85	169	213
Non-cash interest expense attributable to term fee and warrants on term loans	132	—	—
Gain on investments	—	(9)	(120)
Gain on disposition of property and equipment	—	3	—
Stock-based compensation	733	1,523	1,907
Changes in operating assets and liabilities:
Receivables	(1,159)	—	—
Prepaid expenses and other current assets	(44)	405	(281)
Accounts payable	2,122	(158)	(64)
Accrued clinical trials and other liabilities	308	(1,454)	(1,558)

Net cash used in operating activities	(4,657)	(5,407)	(25,337)

Cash flows from investing activities:
Purchases of property and equipment	(28)	(7)	(100)
Proceeds from the sale of investments	—	9	120
Proceeds from the sale of marketable securities	—	—	4,401

Net cash provided by (used in) investing activities	(28)	2	4,421

Cash flows from financing activities:
Proceeds from issuance of common stock from private placement	—	478	(26)
Proceeds from issuance of common stock from exercise of stock options	—	555	—
Proceeds from long-term debt	5,000	3,000	—
Payments on long-term debt	(435)	—	—

Net cash provided by (used in) financing activities	4,565	4,033	(26)

Net increase (decrease) in cash and cash equivalents	(120)	(1,372)	(20,942)
Cash and cash equivalents at beginning of period	3,300	4,672	25,614

Cash, cash equivalents and marketable securities at end of period	$3,180	$3,300	$4,672

Supplemental disclosure of cash flow information
Interest paid	$678	$9	$—

Schedule of non-cash transactions
Retirement of preferred stock upon dissolution of Ingenex, Inc.	$1,241	$—	$—

See accompanying notes to consolidated financial statements.

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

The Company and its Subsidiaries

We are a biopharmaceutical company developing proprietary therapeutics primarily for the treatment of central nervous system (“CNS”) disorders. Our product development programs focus primarily on large pharmaceutical markets with significant unmet medical needs and commercial potential. We are directly developing our product candidates and also utilizing corporate partnerships. These collaborations have helped to fund product development and have enabled us to retain significant economic interest in our products. In December 2010, Ingenex, Inc., our 81% owned subsidiary, assuming the conversion of all preferred stock to common stock, was dissolved under the laws of Delaware. We operate in only one business segment, the development of pharmaceutical products.

In September 2009, we were awarded a $7.6 million grant by the National Institute of Health (“NIH”) in partial support of a second controlled Phase 3 study of our Probuphine product for the treatment of opioid dependence. We will require significant further capital expenditures to support this and other clinical studies, manufacturing development, testing, and regulatory clearances prior to commercialization.

In December 2008, we implemented an approximately 90% reduction in our workforce which included our Chief Executive Officer and Chief Operating Officer, to lower operating expenses and preserve capital. The remaining staff was focused on reducing all current clinical and manufacturing development activities to the minimal level necessary to continue our efforts to realize the potential value of our assets, particularly the Probuphine Phase 3 clinical development program. We incurred approximately $1.6 million in severance-related expenses in connection with the workforce reduction. In addition, options to purchase 1,933,653 shares of our common stock and 865,000 shares of restricted stock held by our employees were cancelled.

We expect to continue to incur substantial additional operating losses from costs related to continuation of product and technology development, clinical trials, and administrative activities. We believe that our working capital at December 31, 2010, together with royalty revenues from sales of Fanapt and the $20.0 million of debt financing agreement that is expected to fund on or about April 4, 2011, will be sufficient to sustain our planned operations through January 2012.

We will need to seek additional financing sources to fund our product development activities, and will be required to obtain substantial funding to commercialize any products other than iloperidone that we may successfully develop. If we are unable to complete a debt or equity offering, or otherwise obtain sufficient financing when and if needed, we may be required to reduce, defer or discontinue one or more of our product development programs.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Titan Pharmaceuticals, Inc. and our wholly and majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company accounts for stock-based payment arrangements in accordance with ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity – Equity Based Payments to Non-Employees which require the recognition of compensation expense using a fair-value based method, for all costs related to stock-based payments including stock options and restricted stock awards and stock issued under an employee stock purchase plan. These standards require companies to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. See Note 12 for a discussion of the Company’s stock-based compensation plans. Our non-cash stock-based compensation expense related to employees and non-employee members of the Company’s board of directors totaled $0.7 million, $1.5 million and $1.9 million for the years ended December 31, 2010 and 2009 and 2008, respectively.

Cash, Cash Equivalents and Marketable Securities

Our investment policy emphasizes liquidity and preservation of principal over other portfolio considerations. We select investments that maximize interest income to the extent possible given these two constraints. We satisfy liquidity requirements by investing excess cash in securities with different maturities to match projected cash needs and limit concentration of credit risk by diversifying our investments among a variety of high credit-quality issuers and limit the amount of credit exposure to any one issuer. The estimated fair values have been determined using available market information. We do not use derivative financial instruments in our investment portfolio.

All investments with original maturities of three months or less are considered to be cash equivalents. Our marketable securities, consisting primarily of high-grade debt securities including money market funds, U.S. government and corporate notes and bonds, and commercial paper, are classified as available-for-sale at time of purchase and carried at fair value. If the fair value of a security is below its amortized cost and we plan to sell the security before recoverying its cost, the impairment is considered to be other-than-temporary. Other-than-temporary declines in fair value of our marketable securities are charged against interest income. We recognized no charges in 2010, 2009 and 2008 as a result of charges related to other-than-temporary declines in the fair values of certain of our marketable securities. Amortization of premiums and discounts, and realized gains and losses are included in interest income. Unrealized gains and losses are included as accumulated other comprehensive income (loss), a separate component of stockholders’ equity. The cost of securities sold is based on use of the specific identification method.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets.

Revenue Recognition

We generate revenue principally from collaborative research and development arrangements, technology licenses, and government grants. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units.

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue is recognized when the four basic criteria of revenue recognition are met: (1) a contractual agreement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. For each source of revenue, we comply with the above revenue recognition criteria in the following manner:

•

Collaborative arrangements typically consist of non-refundable and/or exclusive technology access fees, cost reimbursements for specific research and development spending, and various milestone and future product royalty payments. If the delivered technology does not have stand-alone value or if we do not have objective or reliable evidence of the fair value of the undelivered component, the amount of revenue allocable to the delivered technology is deferred. Non-refundable upfront fees with stand-alone value that are not dependent on future performance under these agreements are recognized as revenue when received, and are deferred if we have continuing performance obligations and have no evidence of fair value of those obligations. Cost reimbursements for research and development spending are recognized when the related costs are incurred and when collections are reasonably expected. Payments received related to substantive, performance-based “at-risk” milestones are recognized as revenue upon achievement of the clinical success or regulatory event specified in the underlying contracts, which represent the culmination of the earnings process. Amounts received in advance are recorded as deferred revenue until the technology is transferred, costs are incurred, or a milestone is reached.

•

Technology license agreements typically consist of non-refundable upfront license fees, annual minimum access fees or royalty payments. Non-refundable upfront license fees and annual minimum payments received with separable stand-alone values are recognized when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of our continuing research and development efforts.

•

Government grants, which support our research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grants. Grant revenue is recognized when associated project costs are incurred.

Research and Development Costs and Related Accrual

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses, facility costs, administrative expenses and allocations of corporate costs. External expenses consist of costs associated with outsourced clinical research organization activities, sponsored research studies, product registration, patent application and prosecution, and investigator sponsored trials. We also record accruals for estimated ongoing clinical trial costs. Clinical trial costs represent costs incurred by clinical research organizations, (“CROs”), and clinical sites. These costs are recorded as a component of R&D expenses. Under our agreements, progress payments are typically made to investigators, clinical sites and CROs. We analyze the progress of the clinical trials, including levels of patient enrollment, invoices received and contracted costs when evaluating the adequacy of accrued liabilities. Significant judgments and estimates must be made and used in determining the accrued balance in any accounting period. Actual results could differ from those estimates under different assumptions. Revisions are charged to expense in the period in which the facts that give rise to the revision become known.

Net Loss Per Share

We calculate basic net loss per share using the weighted average common shares outstanding for the period. Diluted net income per share would include the impact of other dilutive equity instruments, primarily our options and warrants. For the years ended December 31, 2010, 2009, and 2008, options and warrants totaled 12.1 million, 12.8 million, and 13.3 million shares, respectively. We reported net losses for all years presented and, therefore, options and warrants were excluded from the calculation of diluted net loss per share as they were anti-dilutive.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net loss and other comprehensive income. The only component of other comprehensive income is unrealized gains and losses on our marketable securities. Comprehensive loss for the years ended December 31, 2010, 2009, and 2008 was $6.8 million, $5.9 million, and $25.4 million, respectively. Comprehensive income (loss) has been disclosed in the accompanying consolidated statements of stockholders’ equity (deficit) for all periods presented.

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-17 (“ASU 2010-17”), Revenue Recognition—Milestone Method, which provides a new guidance on the use of the milestone method of recognizing revenue for research and development arrangements under which consideration to be received by the vendor is contingent upon the achievement of certain milestones. ASU 2010-17 is effective for fiscal years, and interim periods within such fiscal years, beginning on or after June 15, 2010, with early adoption permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements, which eliminates the residual method of allocation, and instead requires companies to use the relative selling price method when allocating revenue in a multiple deliverable arrangement. ASU 2009-13 is effective in fiscal years beginning on or after June 15, 2010, with earlier application permitted. While we do not expect the adoption of this standard to have a material impact on our financial position or results of operations, this standard may have an impact in the event we enter into future collaborative or multiple-deliverable transactions or modify existing collaborative relationships.

Subsequent Events

We have evaluated events that have occurred subsequent to December 31, 2010 and through the date that the financial statements are issued.

2. Cash and Cash Equivalents

The following is a summary of our cash and cash equivalents at December 31, 2010 and 2009 (in thousands):

	2010				2009
Classified as:	Amortized Cost	Gross Unrealized Gain	Gross Unrealized (Loss)	Fair Value	Amortized Cost	Gross Unrealized Gain	Gross Unrealized (Loss)	Fair Value
Cash	$3,180	$—	$—	$3,180	$3,300	$—	$—	$3,300
Cash equivalents:
Money market funds	—	—	—	—	—	—	—	—

Total cash and cash equivalents	$3,180	$—	$—	$3,180	$3,300	$—	$—	$3,300

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Property and Equipment

Property and equipment consisted of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009
Furniture and office equipment	$395	$395
Leasehold improvements	498	498
Laboratory equipment	687	687
Computer equipment	1,008	980

	2,588	2,560
Less accumulated depreciation and amortization	(2,535)	(2,450)

Property and equipment, net	$53	$110

Depreciation and amortization expense was $85,000, $169,000, and $213,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

4. Research and License Agreements

We have entered into various agreements with research institutions, universities, clinical research organizations and other entities for the performance of research and development activities and for the acquisition of licenses related to those activities. Expenses under these agreements totaled approximately $61,000, $86,000, and $239,000 in the years ended December 31, 2010, 2009, and 2008, respectively.

At December 31, 2010, the annual aggregate commitments we have under these agreements, including minimum license payments, are as follows (in thousands):

2011	$36
2012	34
2013	34
2014	34
2015	33
Thereafter	65

$236

After 2015, we must make annual payments aggregating approximately $34,000 per year to maintain certain licenses. Certain licenses provide for the payment of royalties by us on future product sales, if any. In addition, in order to maintain these licenses and other rights during product development, we must comply with various conditions including the payment of patent related costs and obtaining additional equity investments.

5. Agreement with Sanofi-Aventis SA

In 1997, we entered into an exclusive license agreement with Sanofi-Aventis SA (formerly Hoechst Marion Roussel, Inc.). The agreement gave us a worldwide license to the patent rights and know-how related to the antipsychotic agent iloperidone, including the ability to develop, use, sublicense, manufacture and sell products and processes claimed in the patent rights. We are required to make additional benchmark payments as specific milestones are met. Upon commercialization of the product, the license agreement provides that we will pay royalties based on net sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Iloperidone Sublicense to Novartis Pharma AG

We entered into an agreement with Novartis Pharma AG (“Novartis”) in 1997 pursuant to which we granted Novartis a sublicense for the worldwide (with the exception of Japan) development, manufacturing and marketing of iloperidone. In April 2001, we entered into an amendment to the agreement for the development and commercialization of iloperidone in Japan. Under the amendment, in exchange for rights to iloperidone in Japan, we received a $2.5 million license fee in May 2001. Novartis will make our milestone payments to Sanofi-Aventis during the life of the Novartis agreement, and will also pay to Sanofi-Aventis and us a royalty on future net sales of the product, providing us with a net royalty of 8% on the first $200.0 million of sales annually and 10% on all sales above $200.0 million on an annual basis. Novartis has assumed the responsibility for all clinical development, registration, manufacturing and marketing of iloperidone, and we have no remaining obligations under the terms of this agreement, except for maintaining certain usual and customary requirements, such as confidentiality covenants.

In June 2004, we announced that Vanda Pharmaceuticals, Inc. (“Vanda”) had acquired from Novartis the worldwide rights to develop and commercialize iloperidone, our proprietary antipsychotic agent in Phase 3 clinical development for the treatment of schizophrenia and related psychotic disorders. Under its agreement with Novartis, Vanda is pursuing advancement of the iloperidone development program. All of our rights and economic interests in iloperidone, including royalties on sales of iloperidone, remain essentially unchanged under the agreement.

In May 2009, iloperidone (Fanapt) was approved by the U.S. Food and Drug Administration for the treatment of schizophrenia. In October 2009, Novartis Pharma, acquired from Vanda Pharmaceuticals the rights to commercialize Fanapt in the U.S. and Canada, subject to approval under the Hart Scott Rodino Act. We are entitled to a net royalty of 8% on the first $200.0 million of sales annually and 10% on all sales above $200.0 million on an annual basis.

7. Licensing and Collaborative Agreement with Bayer Schering Pharma AG

In January 2000, we entered into a licensing and collaborative agreement with Bayer Schering Pharma AG (“Bayer Schering”), under which we collaborated with Bayer Schering on manufacturing and clinical development of our cell therapy product, Spheramine®, for the treatment of Parkinson’s disease. Under the agreement, we performed clinical development activities for which we received funding. As of December 31, 2010, we have recognized $2.8 million under this agreement. Bayer Schering fully funded, and managed in collaboration with us, all pilot and pivotal clinical studies, and manufacturing and development activities. We were entitled to receive up to an aggregate of $8 million over the life of the Bayer Schering agreement upon the achievement of specific milestones. We were also to receive a royalty on future net sales of the product. In September 2008, we were notified by Bayer Schering of the termination of the above license agreement.

8. DITPA Acquisition

On October 16, 2003, we announced the acquisition of a novel product in clinical testing for the treatment of congestive heart failure (“CHF”). The product in development, 3,5-diiodothyropropionic acid (“DITPA”), is an orally active analogue of thyroid hormone that has demonstrated in preclinical and clinical studies to date the ability to improve cardiac function, with no significant adverse effects. We acquired DITPA through the acquisition of Developmental Therapeutics, Inc. (“DTI”), a private company established to develop DITPA, and the exclusive licensee of recently issued U.S. patent and pending U.S. and international patent applications covering DITPA. We acquired DTI in a stock transaction for 1,187,500 shares of our common stock valued at approximately $3.6 million using the average market price of our common stock over the five-day trading period,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

including and prior to the date of the merger in accordance with generally accepted accounting principles. We also made a cash payment of $171,250 to the licensor of the technology. In the fourth quarter of 2003, the total acquisition cost of $3.9 million was reported as acquired research and development in our consolidated statements of operations. An additional payment of 712,500 shares of our common stock was to be made only upon the achievement of positive pivotal study results or certain other substantial milestones within five years. In addition, a cash payment of $102,750 or, alternatively, an additional payment of 37,500 shares of our common stock, was to be made to the licensor of the technology upon achievement of such study results or such other substantial milestones within five years. In October 2006, we discontinued further enrollment in our Phase 2 study of DITPA in CHF. In addition to the discontinuation of our Phase 2 clinical study in CHF, the Department of Veteran’s Affairs has indicated that it will discontinue its Cooperative Studies Program Phase 2 study of DITPA in CHF patients. In March 2009, we terminated our license to the DITPA technology. No specific milestones have been achieved related to this acquisition as of December 31, 2010 and no future payments of cash or shares of our stock are anticipated related to this acquisition.

9. Commitments and Contingencies

Financing Agreements

In December 2009, we entered into a loan and security agreement with Oxford Capital Financing (“Oxford”) pursuant to which we received a three-year term loan in the principal amount of $3.0 million that bears interest at the rate of 13% per annum. We paid Oxford an initial facility fee of $60,000 and are obligated to make a final payment fee of $180,000. Commencing in January 2010, the loan is repayable in monthly interest payments of $32,500 through June 2010 followed by monthly interest and principal installments of $117,665 commencing in July 2010 through December 2012. The loan is secured by our assets and has a provision for pre-payment. We also issued to Oxford, in connection with the loan and security agreement, five-year warrants to purchase 42,254 shares of our common stock at an exercise price of $2.13 per share. The relative fair value attributable to the warrants of $88,995 was recorded as a discount to the debt and corresponding credit to additional paid-in capital. The debt discount will be amortized to interest expense over the life of the debt. Interest on the term loan, consisting of the stated interest rate, initial facility fee, final payment fee and amortization of the discount, is being recognized using the interest method. The effective annual interest rate on the loan is approximately 21.1%.

In September 2010, we amended our loan and security agreement with Oxford pursuant to which we received a thirty-nine month term loan in the principal amount of $5.0 million that bears interest at the rate of 13% per annum. We paid Oxford an initial facility fee of $125,000 and are obligated to make a final payment fee of $300,000. Commencing in October 2010, the loan is repayable in monthly interest payments of $54,167 through June 2011 followed by monthly interest and principal installments of $196,108 commencing in July 2011 through December 2013. The loan is secured by our assets and has a provision for pre-payment. We also issued to Oxford, in connection with the loan and security agreement, five-year warrants to purchase 287,356 shares of our common stock at an exercise price of $0.87 per share. The relative fair value attributable to the warrants of $254,580 was recorded as a discount to the debt and corresponding credit to additional paid-in capital. The debt discount is being amortized to interest expense over the life of the debt. Interest on the term loan, consisting of the stated interest rate, initial facility fee, final payment fee and amortization of the discount, is being recognized using the interest method. The effective annual interest rate on the loan is approximately 22.6%.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a schedule of future minimum loan payments at December 31, 2010 (in thousands):

2011	$2,772
2012	3,765
2013	2,651
2014	496
2015	—
Thereafter	—

$9,684

Lease Commitments

We lease facilities under operating leases that expire at various dates through June 2013. We also lease certain office equipment under operating leases that expire at various dates through December 2013. Rental expense was $257,000, $524,000, and $578,000 for years ended December 31, 2010, 2009, and 2008, respectively.

The following is a schedule of future minimum lease payments at December 31, 2010 (in thousands):

2011	$238
2012	221
2013	121
2014	—
2015	—
Thereafter	—

$580

Legal Proceedings

There are no ongoing legal proceedings against the Company.

In March 2005, Dr. Bernard Sabel initiated an appraisal proceeding in the Court of Chancery of the State of Delaware relating to the merger of our subsidiary ProNeura, Inc. into Titan. The complaint indicated that Mr. Sabel wanted the court to appraise the value of the 108,800 shares of the common stock of ProNeura owned by him. The complaint did not specify an amount that Mr. Sabel considered the fair value of the shares. In March 2009, we settled our dispute with Dr. Sabel related to the merger of our subsidiary ProNeura, Inc. into Titan. In April 2009, under the terms of the settlement, we paid $600,000 to Dr. Sabel.

In July 2007, a complaint was filed in the United States District Court in and for the Middle District of Florida against, among others, Berlex, Inc., Schering AG, the Regents of the University of California and us alleging that a patient in the Spheramine Phase IIb clinical trial suffered certain physical effects and that she and her husband suffered emotional distress as a result of her participation in the trial. The complaint alleged breach of contract, product liability and fraud and deceit claims. The plaintiffs were seeking $5.2 million in damages, as well as punitive damages, costs and attorney’s fees. In February 2008, the parties settled this dispute and we are not required to make any payments in connection with the settlement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Guarantees and Indemnifications

As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we have a director and officer insurance policy that limits our exposure and may enable us to recover a portion of any future amounts paid. We believe the fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2010.

In the normal course of business, we have commitments to make certain milestone payments to various clinical research organizations in connection with our clinical trial activities. Payments are contingent upon the achievement of specific milestones or events as defined in the agreements, and we have made appropriate accruals in our consolidated financial statements for those milestones that were achieved as of December 31, 2010. We also provide indemnifications of varying scope to our clinical research organizations and investigators against claims made by third parties arising from the use of our products and processes in clinical trials. Historically, costs related to these indemnification provisions were immaterial. We also maintain various liability insurance policies that limit our exposure. We are unable to estimate the maximum potential impact of these indemnification provisions on our future results of operations.

11. Stockholders’ Equity

Common Stock

In December 2009, we completed the sale of 300,000 shares of our common stock to an institutional investor for gross proceeds of approximately $510,000. Net proceeds were approximately $478,000.

In September and October 2009, members of our board of directors exercised options to purchase 659,862 shares of our common stock at prices ranging from $0.79 to $1.40 per share. Net proceeds were approximately $555,000.

In December 2007, we completed the sale of units consisting of 13,300,000 shares of our common stock and five-year warrants to purchase 6,650,000 shares of our common stock to certain institutional investors for gross proceeds of approximately $21.3 million. Net proceeds were approximately $19.9 million. The warrants have an exercise price of $2.00 per share. In January 2008, we filed a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock and shares of common stock underlying the warrants issued in the private placement.

As of December 31, 2010, warrants to purchase shares of common stock consisted of the following (in thousands, except per share price):

Date Issued	Expiration Date	Exercise Price	Outstanding at December 31, 2010
12/17/2007	12/17/2012	$2.00	6,650
12/18/2009	12/18/2014	2.13	42
09/27/2010	09/27/2015	0.87	288

			6,980

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shares Reserved for Future Issuance

As of December 31, 2010, shares of common stock reserved by us for future issuance consisted of the following (in thousands):

Stock options outstanding	4,976
Restricted stock awards	139
Future stock option grants or stock awards	3,393
Shares issuable upon the exercise of warrants	6,980

15,488

12. Stock Plans

In May 2009, we rehired three former employees to serve as our Executive Chairman, President, and Senior Vice President of Clinical Development and Medical Affairs.

The Executive Chairman was granted options to purchase 1,000,000 shares of our common stock. Of those options, 250,000 options vested on the date of grant and the remaining 750,000 will vest monthly over a period of 48 months from the date of grant. All unvested options automatically will become vested and exercisable immediately prior to the occurrence of a change of control. The Executive Chairman has agreed to receive no annual salary until the earlier of our receipt of iloperidone royalty revenues or February 28, 2010.

The President was granted options to purchase 700,000 shares of our common stock. Of those options, 175,000 vested on the date of grant and the remaining 525,000 will vest monthly over a period of 48 months from the date of grant, provided; however, the vesting of 100,000 shares will also be contingent upon the Company’s sale or partnering of the Probuphine program. All unvested options automatically will become vested and exercisable immediately prior to the occurrence of a change of control. Payment of all the officer’s salary will be deferred until the receipt of iloperidone royalty payments or other financing that by its terms does not restrict such use, but in no event earlier than January 1, 2010 or later than March 15, 2010. After January 1, 2010 and no later than March 15, 2010, the officer will be entitled to receive a deferred salary payment of no greater than approximately $167,000.

The Senior Vice President of Clinical Development and Medical Affairs was granted options to purchase 250,000 shares of our common stock. Of those options, 62,500 vested on the date of grant and the remaining 187,500 will vest monthly over a period of 48 months from the date of grant, provided; however, the vesting of 50,000 shares will also be contingent upon the Company’s receipt of a grant from the National Institute of Health’s National Institute on Drug Abuse (“NIDA”) and the vesting of an additional 50,000 shares will also be contingent upon the Company’s sale or partnering of the Probuphine program. All unvested options automatically will become vested and exercisable immediately prior to the occurrence of a change of control. Payment of a portion of the employee’s salary will be deferred until the receipt of iloperidone royalty payments or other financing that by its terms does not restrict such use, but in no event later than March 15, 2010. No later than March 15, 2010, the employee will be entitled to receive a deferred salary payment of no greater than approximately $100,000.

In March 2009, as a result of the workforce reduction implemented in December 2009, options to purchase 870,078 shares of our common stock were cancelled.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2008, as previously mentioned in Note 1, Organization and Summary of Significant Accounting Policies, we implemented an approximately 90% reduction in our workforce to lower operating expenses and preserve capital. As a result of the workforce reduction, options to purchase 1,933,653 shares of our common stock and 865,000 shares of our restricted stock held by our employees were cancelled.

In October 2008, an aggregate of 980,000 restricted shares were granted to our employees pursuant to our Amended and Restated 2002 Incentive Plan. A total of 450,000 of such restricted shares were granted to our executive officers. The shares granted to the executives vest in 24 equal monthly installments commencing one-year from the date of grant. The 530,000 restricted shares granted to all other employees vest as to one-third on the one year anniversary of the date of grant and the balance in 24 equal monthly installments commencing one year from the date of grant. All restricted share grants provide for the acceleration of the unvested shares in the event the employee’s employment is terminated (other than for cause) within 12 months following a change in control of the Company.

In October 2007, we granted to our President and Chief Executive Officer, upon his joining the Company and pursuant to his agreement with the Company, 10-year options to purchase 1,500,000 shares of common stock at an exercise price of $2.40 per share. The options vest monthly over a four-year period, subject to a requirement of at least 12 months of employment for the vesting of any options. Notwithstanding the foregoing, all unvested options will automatically become vested and exercisable immediately prior to the occurrence of a change of control. The options will expire on the tenth anniversary of the date of the Option Agreement. The Company received no consideration for the issuance of the options. The options were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, because the options were issued to a sophisticated individual who is a director and officer of the Company in a private transaction.

In August 2005, we adopted an amendment to the 2002 Stock Incentive Plan (“2002 Plan”) to (i) permit the issuance of Shares of restricted stock and stock appreciation rights to participants under the 2002 Plan, and (ii) increase the number of Shares issuable pursuant to grants under the 2002 Plan from 2,000,000 to 3,000,000.

In July 2002, we adopted the 2002 Stock Incentive Plan (“2002 Plan”). The 2002 Plan assumed the options which remain available for grant under our option plans previously approved by stockholders. Under the 2002 Plan and predecessor plans, a total of 7.4 million shares of our common stock were authorized for issuance to employees, officers, directors, consultants, and advisers. Options granted under the 2002 Plan and predecessor plans may either be incentive stock options within the meaning of Section 422 of the Internal Revenue Code and/or options that do not qualify as incentive stock options; however, only employees are eligible to receive incentive stock options. Options granted under the option plans generally expire no later than ten years from the date of grant, except when the grantee is a 10% shareholder, in which case the maximum term is five years from the date of grant. Options generally vest at the rate of one fourth after one year from the date of grant and the remainder ratably over the subsequent three years, although options with different vesting terms are granted from time-to-time. Generally, the exercise price of any options granted under the 2002 Plan must be at least 100% of the fair market value of our common stock on the date of grant, except when the grantee is a 10% shareholder, in which case the exercise price shall be at least 110% of the fair market value of our common stock on the date of grant.

In July 2002, our board of directors elected to continue the option grant practice under our amended 1998 Option Plan, which provided for the automatic grant of non-qualified stock options (“Directors’ Options”) to our directors who are not 10% stockholders (“Eligible Directors”). Each Eligible Director will be granted an option to purchase 10,000 shares of common stock on the date that such person is first elected or appointed a director. Commencing on the day immediately following the later of (i) the 2000 annual stockholders meeting, or (ii) the first annual meeting of stockholders after their election to the Board, each Eligible Director will receive an automatic biennial (i.e. every two years) grant of an option to purchase 15,000 shares of common stock as long as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such director is a member of the board of directors. In addition, each Eligible Director will receive an automatic annual grant of an option to purchase 5,000 shares of common stock for each committee of the Board on which they serve. The exercise price of the Director’s Options shall be equal to the fair market value of our common stock on the date of grant. Commencing in 2005, the biennial grant of options to non-employee directors pursuant to our stockholder-approved stock option plans was increased from 15,000 options to 20,000 options. Commencing in 2008, the biennial grant of 20,000 options to directors will be replaced with an annual grant of 10,000 options to align the grants with the term of the directors.

In August 2001, we adopted the 2001 Employee Non-Qualified Stock Option Plan (“2001 NQ Plan”) pursuant to which 1,750,000 shares of common stock were authorized for issuance for option grants to employees and consultants who are not officers or directors of Titan. Options granted under the option plans generally expire no later than ten years from the date of grant. Option vesting schedule and exercise price are determined at time of grant by the board of directors. Historically, the exercise prices of options granted under the 2001 NQ Plan were 100% of the fair market value of our common stock on the date of grant.

Activity under our stock plans, as well as non-plan activity, are summarized below (shares in thousands):

	Shares or Awards Available For Grant	Number of Options and Awards Outstanding	Weighted Average Exercise Price
Balance at December 31, 2007	1,197	8,424	$6.05
Options granted	(1,181)	1,181	$1.31
Options exercised	—	—	$—
Options cancelled and expired	3,485	(3,092)	$3.77
Awards granted	(980)	980	$0.17
Awards cancelled	865	(865)	$0.17

Balance at December 31, 2008	3,386	6,628	$6.27
Options granted	(3,475)	3,475	$0.86
Options exercised	—	(660)	$0.84
Options cancelled and expired	2,412	(3,258)	$6.43
Awards granted	(15)	15	$0.00
Awards cancelled	110	(110)	$0.17

Balance at December 31, 2009	2,418	6,090	$3.68
Options granted	(150)	150	$2.36
Options cancelled and expired	1,244	(1,243)	$9.11
Awards granted	(119)	119	$0.00

Balance at December 31, 2010	3,393	5,115	$2.29

Our option plans allow for stock options issued as the result of a merger or consolidation of another entity, including the acquisition of minority interest of our subsidiaries, to be added to the maximum number of shares provided for in the plan (“Substitute Options”). Consequently, Substitute Options are not returned to the shares reserved under the plan when cancelled. During 2010, 2009 and 2008, the number of Substitute Options cancelled was immaterial.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options for 3.6 million and 4.3 million shares were exercisable at December 31, 2010 and 2009, respectively. The options outstanding at December 31, 2010 have been segregated into four ranges for additional disclosure as follows (options in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.79 - $0.79	2,295	8.34	$0.79	1,411	$0.79
$1.04 - $2.36	1,390	6.20	$1.62	939	$1.63
$2.37 - $11.63	1,219	1.66	$4.64	1,219	$1.64
$22.98 - $22.98	72	0.02	$22.98	72	$22.98

$0.79 - $22.98	4,976	5.99	$2.29	3,641	$2.73

In addition, Ingenex had a stock option plan under which options to purchase common stock of Ingenex could have been granted. No options have been granted under such plan since 1997.

We use the Black-Scholes-Merton option-pricing model with the following assumptions to estimate the stock-based compensation expense for the years ended December 31, 2010, 2009, and 2008:

	Years Ended December 31,
	2010	2009	2008
Weighted-average risk-free interest rate	2.3%	0.4%	2.9%
Expected dividend payments	—	—	—
Expected holding period (years)	4.2	4.6	5.4
Weighted-average volatility factor(1)	1.89	1.84	0.66
Estimated forfeiture rates for options granted to management(2)	23%	21%	2%
Estimated forfeiture rates for options granted to non-management(2)	41%	41%	30%

(1)	Weighted average volatility is based on the historical volatility of the Company’s common stock.
(2)	Estimated forfeiture rates are based on historical data.

Based upon the above methodology, the weighted-average fair value of options and awards granted during the years ended December 31, 2010, 2009, and 2008 was $2.24, $0.75, and $0.76, respectively.

The following table summarizes the stock-based compensation expense and impact on our basic and diluted loss per share for the years ended December 31, 2010, 2009, and 2008:

	Years Ended December 31,
(in thousands, except per share amounts)	2010	2009	2008
Research and development	$202	$312	$374
General and administrative	531	1,211	1,533

Total stock-based compensation expenses	$733	$1,523	$1,907

Increase in basic and diluted net loss per share	$(0.01)	$(0.03)	$(0.03)

No tax benefit was recognized related to stock-based compensation expense since we have incurred operating losses and we have established a full valuation allowance to offset all the potential tax benefits associated with our deferred tax assets.

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2010 we granted 150,000 options to employees, directors and consultants to purchase common stock. The following table summarizes option activity for the year ended December 31, 2010:

(in thousands, except per share amounts)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	6,070	$3.68
Granted	150	2.36
Cancelled	(1,244)	9.11

Outstanding at December 31, 2010	4,976	$2.29	5.99	$968

Exercisable at December 31, 2010	3,641	$2.73	5.08	$595

As of December 31, 2010 there was approximately $887,000 of total unrecognized compensation expense related to non-vested stock options. This expense is expected to be recognized over a weighted-average period of 2.45 years.

During the year ended December 31, 2010 we awarded 119,000 shares of restricted stock to employees. The following table summarizes restricted stock activity for the year ended December 31, 2010:

(in thousands, except per share amounts)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2010	20	$0.04
Awarded	119	—

Outstanding at December 31, 2010	139	$0.01	9.3	$167

Vested at December 31, 2010	137	$0.01	9.3	$166

As of December 31, 2010 there was approximately $200 of total unrecognized compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted-average period of 0.8 years.

13. Non-controlling Interest

The $1.2 million received by Ingenex, Inc., a consolidated subsidiary, upon the issuance of its Series B convertible preferred stock has been classified as non-controlling interest in the accompanying consolidated balance sheet at December 31, 2009. As a result of the Series B preferred stockholders’ liquidation preference, the balance has not been reduced by any portion of the losses of Ingenex, Inc.

On December 31, 2010, Ingenex, Inc. was dissolved, under the laws of Delaware. Upon dissolution, no amounts were distributed to the Series B convertible preferred stockholders. The dissolution was accounted for as an equity transaction, and the preferred stock carrying value, classified as a non-controlling interest, was reclassified to additional paid-in capital in the accompanying consolidated balance sheet at December 31, 2010.

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Income Taxes

As of December 31, 2010, we had net operating loss carryforwards for federal income tax purposes of approximately $226.4 million that expire at various dates through 2030, and federal research and development tax credits of approximately $7.0 million that expire at various dates through 2030. We also had net operating loss carryforwards for California income tax purposes of approximately $138.8 million that expire at various dates through 2030 and state research and development tax credits of approximately $6.6 million which do not expire. Approximately $12.4 million of federal and state net operating loss carryforwards represent stock option deductions arising from activity under the Company’s stock option plan, the benefit of which will increase additional paid in capital when realized.

Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. The Company has not performed a change in ownership analysis since 1999 and, accordingly, some or all of its net operating loss and tax credit carryforwards may not be available to offset future taxable income, if any. Even if the loss carryforwards are available they may be subject to annual limitations that could result in the expiration of the loss carryforwards before they are utilized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes operating loss and credit carryforwards. Significant components of our deferred tax assets are as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$85,816	$84,536
Research credit carryforwards	11,341	11,338
Other, net	4,802	5,241

Total deferred tax assets	101,959	101,115
Valuation allowance	(101,959)	(101,115)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $0.8 million during 2010, decreased by $1.5 million during 2009, and increased by $4.0 million during 2008.

Under ASC 718, the deferred tax asset for net operating losses as of December 31, 2010 excludes deductions for excess tax benefits related to stock based compensation.

The provision for income taxes consists of state minimum taxes due. The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows (in thousands):

	Year Ending December 31,
	2010	2009	2008
Computed at 34%	$(2,265)	$(1,999)	$(8,646)
State Taxes	(1,347)	(23)	(551)
Book losses not currently benefited	844	1,859	8,330
Other	2,773	158	867

Total	$5	$5	$—

TITAN PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We had no unrecognized tax benefits or any amounts accrued for interest and penalties for the three year period ended December 31, 2010. Our policy will be to recognize interest and penalties related to income taxes as a component of income tax expense.

We file income tax returns in the U.S. Federal jurisdiction and some state jurisdictions. We are subject to the U.S. Federal and State income tax examination by tax authorities for such years 1995 through 2010, due to net operating losses that are being carried forward for tax purposes.

15. Subsequent Events

On March 15, 2011, we entered into several agreements with entities affiliated with Deerfield Management, a healthcare investment fund (collectively, “Deerfield”), pursuant to which Deerfield agreed to provide $20.0 million in funding to the Company. Funding is expected to take place on or about April 4, 2011 and a portion of the proceeds will be used to repay the Company’s outstanding indebtedness to Oxford. Pursuant to the terms of a facility agreement, we will issue Deerfield promissory notes in the aggregate principal amount of $20.0 million. The loan bears interest at 8.5% per annum and the facility is repayable over five years, with 10% of the principal amount due on the first anniversary, 15% due on the second anniversary, and 25% due on each of the next three anniversaries. We will pay Deerfield a facility fee of $500,000. The facility is secured by our assets and has a provision for pre-payment. Deerfield has a put right at 110% of the principal amount in the event we complete a major transaction, which includes, but is not limited to, a merger or sale of our company or the sale of Fanapt® or Probuphine™. Under a royalty agreement, we agreed to pay Deerfield 2.5% of the aggregate royalties on net sales of Fanapt®, constituting a portion of the royalty revenue we receive from Novartis. The agreements with Deerfield also provide us with the option to repurchase the royalty rights for $40.0 million. Deerfield received six-year warrants to purchase 6,000,000 shares of common stock at an exercise price of $1.57 per share.

On November 14, 2011, we entered into several agreements with Deerfield pursuant to which we sold a substantial portion of the remaining future royalties on the sales of Fanapt to Deerfield in exchange for $5.0 million in cash, a $10.0 million reduction in the principal amount owed to Deerfield under the existing facility agreement and a revised principal repayment schedule of $2.5 million per year for four years commencing in April 2013 to retire the remaining debt of $10.0 million. Deerfield is entitled to the balance of our portion of the royalties on Fanapt (5.5% to 7.5% of net sales, net of the 2.5% previously sold to Deerfield) up to specified threshold levels of net sales of Fanapt and 40% of the royalties above the threshold level. Titan retains 60% of the royalties on net sales of Fanapt above the threshold levels, subject to an agreement that half of any such retained royalties will go towards repayment of our outstanding debt to Deerfield. Funding of the transaction took place on November 25, 2011.

In December 2011, the Company’s board of directors adopted a stockholder rights plan pursuant to which the Company’s stockholders received one preferred share purchase right for each share of the Company’s common stock held by them. The rights are not currently exercisable or tradable separately from the Company’s common stock and are currently evidenced by the common stock certificates. The rights expire on December 20, 2012 unless earlier redeemed or exchanged by the Company. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) (i) has acquired, or has the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock, other than as a result of repurchases of stock by the Company or the grant of any equity compensation awards or Board approved unilateral grants of any security to the person, or (ii) commences a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 15% or more of the Company’s outstanding shares of common stock. Should such an event occur, then, unless the rights are redeemed or have expired, the Company’s stockholders, other than the acquirer, will be entitled to purchase shares of the Company’s common stock at a 50% discount from its then current market price or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

TITAN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$2,772	$3,180
Receivables	2,797	1,225
Prepaid expenses and other current assets	899	294

Total current assets	6,468	4,699
Property and equipment, net	83	53

Total assets	$6,551	$4,752

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,026	$2,457
Accrued expenses	1,357	1,078
Current portion of long-term debt	2,000	1,870

Total current liabilities	6,383	5,405

Warrant liability	4,713	—
Long-term debt, net of discount	13,005	5,400

Total liabilities	24,101	10,805

Commitments and contingencies (Note 5)
Stockholders’ deficit:
Common stock, at amounts paid-in	256,436	256,436
Additional paid-in capital	18,064	17,256
Accumulated deficit	(292,050)	(279,745)

Total stockholders’ deficit	(17,550)	(6,053)

Total liabilities and stockholders’ deficit	$6,551	$4,752

See Notes to Condensed Consolidated Financial Statements

TITAN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amount)

	Nine Months Ended September 30,
	2011	2010
Revenues:
Royalty revenue	$2,291	$2,104
Grant revenue	364	5,251
License revenue	—	12

Total revenue	2,655	7,367
Operating expenses:
Research and development	9,915	6,770
General and administrative	2,480	2,638

Total operating expenses	12,395	9,408

Loss from operations	(9,740)	(2,041)
Other income (expense):
Interest expense, net	(3,238)	(364)
Other expense, net	(87)	(130)
Non-cash gain on changes in the fair value of stock warrants	760	—

Other income (expense), net	(2,565)	(494)

Net loss	$(12,305)	$(2,535)

Basic and diluted net loss per share	$(0.21)	$(0.04)

Weighted average shares used in computing basic and diluted net loss per share	59,290	59,248

See Notes to Condensed Consolidated Financial Statements

TITAN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(12,305)	$(2,535)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26	69
Amortization of loan discount	1,272	22
Stock-based compensation	808	336
Non-cash gain on changes in fair value of stock warrants	(760)	—
Changes in operating assets and liabilities:
Receivables	(1,572)	(1,838)
Prepaid expenses and other assets	(605)	69
Accounts payable and other accrued liabilities	848	2,170

Net cash used in operating activities	(12,288)	(1,707)

Cash flows from investing activities:
Purchases of furniture and equipment	(58)	(20)
Disposals of furniture and equipment	2	—

Net cash used in investing activities	(56)	(20)

Cash flows from financing activities:
Proceeds from long-term debt, net	19,500	5,000
Payments on long-term debt	(7,564)	(172)

Net cash provided by financing activities	11,936	4,828

Net (decrease) increase in cash and cash equivalents	(408)	3,101
Cash and cash equivalents at beginning of period	3,180	3,300

Cash and cash equivalents at end of period	$2,772	$6,401

See Notes to Condensed Consolidated Financial Statements

TITAN PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Organization and Summary of Significant Accounting Policies

The Company

We are a biopharmaceutical company developing proprietary therapeutics primarily for the treatment of central nervous system (“CNS”) disorders. We currently have two key assets:

(1) Fanapt® (iloperidone), an atypical antipsychotic compound approved in the U.S. for the treatment of schizophrenia and being marketed in the U.S. by Novartis Pharma AG. We are entitled to a royalty of 8-10% on U.S. net sales of Fanapt (including a royalty of 2.5% of U.S. net sales that is owed to a third party).

(2) Probuphine™, a slow release implant formulation of buprenorphine that is capable of maintaining a stable, round the clock blood level of the medicine in patients for six months following a single treatment. Probuphine is in the final stages of Phase 3 clinical development for the treatment of opioid addiction with efficacy already demonstrated in two controlled Phase 3 clinical studies and a good safety and tolerability profile in all trials.

The ProNeura drug delivery technology underlying Probuphine has the potential to be used in developing products for the treatment of other chronic conditions where maintaining stable, round the clock blood levels of a drug can benefit the patient and improve medical outcomes (e.g. chronic pain, Parkinson’s disease).

We are directly developing our product candidates and we also utilize resources provided through partnerships with other companies and government organizations. These collaborations have helped to fund product development and have enabled us to retain a significant economic interest in our products. We operate in only one business segment, the development of pharmaceutical products.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Titan Pharmaceuticals, Inc. and its subsidiary after elimination of all significant intercompany accounts and transactions. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011, or any future interim periods.

The balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development, clinical trials, the regulatory process, and administrative activities. We believe that our working capital at September 30, 2011, together with the revenues from royalties on the sale of Fanapt, is sufficient to sustain our planned operations to the end of the year. Because of a delay in our timeline that arose from an FDA requirement for inclusion of an additional primary analysis for the Phase 3 study, we need to raise additional financing during the fourth quarter of this year to fund our product development activities, and we will be required to obtain substantial funding to commercialize any products other than iloperidone that we may successfully develop. If we are unable to complete a debt or equity offering, or otherwise obtain sufficient financing when and if needed, we may be required to reduce, defer or discontinue one or more of our product development programs.

Majority-Owned Subsidiary

In December 2010, Ingenex, Inc., our majority-owned subsidiary, was dissolved under the laws of Delaware. At the time of dissolution, we owned 81% of Ingenex (assuming the conversion of all preferred stock to common stock). Ingenex was not an operating company and had no assets.

Revenue Recognition

We generate revenue principally from royalty payments, collaborative research and development arrangements, technology licenses, and government grants. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units.

Revenue is recognized when the four basic criteria of revenue recognition are met: (1) a contractual agreement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. For each source of revenue, we comply with the above revenue recognition criteria in the following manner:

•

Collaborative arrangements typically consist of non-refundable and/or exclusive technology access fees, cost reimbursements for specific research and development spending, and various milestone and future product royalty payments. If the delivered technology does not have stand-alone value or if we do not have objective or reliable evidence of the fair value of the undelivered component, the amount of revenue allocable to the delivered technology is deferred. Non-refundable upfront fees with stand-alone value that are not dependent on future performance under these agreements are recognized as revenue when received, and are deferred if we have continuing performance obligations and have no evidence of fair value of those obligations. Cost reimbursements for research and development spending are recognized when the related costs are incurred and when collections are reasonably expected. Payments received related to substantive, performance-based “at-risk” milestones are recognized as revenue upon achievement of the clinical success or regulatory event specified in the underlying contracts, which represent the culmination of the earnings process. Amounts received in advance are recorded as deferred revenue until the technology is transferred, costs are incurred, or a milestone is reached.

•

Technology license agreements typically consist of non-refundable upfront license fees, annual minimum access fees or royalty payments. Non-refundable upfront license fees and annual minimum payments received with separable stand-alone values are recognized when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of our continuing research and development efforts.

•

Government grants, which support our research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grants. Grant revenue is recognized when associated project costs are incurred.

•

Royalties earned are based on third-party sales of licensed products and are recorded in accordance with contract terms when third-party results are reliably measurable and collectibility is reasonably assured. Pursuant to certain license agreements, we earn royalties on the sale of Fanapt™ by Novartis Pharma AG in the U.S. As described in Note 5, Commitments and Contingencies, we are obligated to pay royalties on such sales to Sanofi-Aventis and another third party. As we have no performance obligations under the license agreements, we have recorded the royalties earned, net of royalties we are obligated to pay, as revenue in our Consolidated Statement of Operations.

Research and Development Costs and Related Accrual

Research and development expenses include internal and external costs. Internal costs include salaries and employment-related expenses, facility costs, administrative expenses and allocations of corporate costs. External expenses consist primarily of costs associated with outsourced clinical research organization activities, sponsored research studies, process development and product manufacturing expenses, product registration, patent application and prosecution, and investigator-sponsored trials. We also record accruals for estimated ongoing clinical trial costs. Clinical trial costs represent costs incurred by clinical research organizations (“CROs”) and clinical sites. These costs are recorded as a component of research and development expenses. Under our agreements, progress payments are typically made to investigators, clinical sites and CROs. We analyze the progress of the clinical trials, including levels of patient enrollment, invoices received and contracted costs when evaluating the adequacy of accrued liabilities. Significant judgments and estimates must be made and used in determining the accrued balance in any accounting period. Actual results could differ from those estimates under different assumptions. Revisions are charged to expense in the period in which the facts that give rise to the revision become known.

Warrants Issued in Connection with Equity Financing

We generally account for warrants issued in connection with equity financings as a component of equity, unless there is a deemed possibility that we may have to settle warrants in cash. For warrants issued with deemed possibility of cash settlement, we record the fair value of the issued warrants as a liability at each reporting period and record changes in the estimated fair value as a non-cash gain or loss in the Condensed Consolidated Statements of Operations.

Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05 “Presentation of Comprehensive Income” that improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this standard require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, adjustments must be displayed for items that are reclassified from other comprehensive income (“OCI”) to net income, in both net income and OCI. The standard does not change the current option for presenting components of OCI gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which OCI is presented or disclosed in the notes to the financial statements. Additionally, the standard does not affect the calculation or reporting of earnings per share. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively, with early adoption permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04 which amends GAAP to conform to the measurement and disclosure requirements in International Financial Reporting Standards (“IFRS”). The amendments in this ASU change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

•	Those that clarify the FASB’s intent regarding the application of existing fair value measurement and disclosure requirements; and

•	Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in GAAP). The amendments in this ASU are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. We will evaluate the requirements and do not believe that the adoption of this update will have a material impact on our consolidated financial statements at this time.

Subsequent Events

We have evaluated events that have occurred after September 30, 2011 and through the date that the financial statements are issued.

2.	Stock Plans

The following table summarizes the share-based compensation expense recorded for awards under the stock option plans for the nine month period ended September 30, 2011 and 2010:

	Nine Months Ended September 30,
(in thousands, except per share amounts)	2011	2010
Research and development	$229	$15
General and administrative	579	321

Total share-based compensation expenses	$808	$336

No tax benefit was recognized related to share-based compensation expense since we have incurred operating losses and we have established a full valuation allowance to offset all the potential tax benefits associated with our deferred tax assets.

We use the Black-Scholes-Merton option-pricing model with the following assumptions to estimate the share-based compensation expense for the nine month period ended September 30, 2011 and 2010:

	Nine months Ended September 30,
	2011	2010
Weighted-average risk-free interest rate	2.3%	2.3%
Expected dividend payments	—	—
Expected holding period (years)[1]	5.4	4.2
Weighted-average volatility factor[2]	1.71	1.89
Estimated forfeiture rates for options granted to management[3]	23%	23%
Estimated forfeiture rates for options granted to non-management[3]	41%	41%

(1)	Expected holding periods are based on historical data for the nine months ended September 30, 2010. For the nine month period ended September 30, 2011, we used the simplified method provided in Staff Accounting Bulletin No. 107 for “plain vanilla options.”
(2)	Weighted average volatility is based on the historical volatility of our common stock.
(3)	Estimated forfeiture rates are based on historical data.

The following table summarizes option activity for the nine month period ended September 30, 2011:

(in thousands, except per share amounts)	Options	Weighted Average Exercise Price	Weighted Average Remaining Option Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	4,976	$2.29	5.99	$968
Granted	734	1.44
Exercised	—	—
Expired or cancelled	(241)	15.01
Forfeited	(55)	1.77

Outstanding at September 30, 2011	5,414	$1.61	6.79	$1,408

Exercisable at September 30, 2011	3,980	$1.76	6.20	$1,027

As of September 30, 2011 there was approximately $1.4 million of total unrecognized compensation expense related to non-vested stock options. This expense is expected to be recognized over a weighted-average period of 1.6 years.

The following table summarizes restricted stock activity for the nine month period ended September 30, 2011:

(in thousands, except per share amounts)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	139	$0.04	9.3	$167
Awarded	181	—
Exercised or released	(138)	0.04
Cancelled	—	—

Outstanding at September 30, 2011	182	$—	9.5	$248

Vested at September 30, 2011	—	$—	—	$—

As of September 30, 2011 there was approximately $0.1 million of total unrecognized compensation expense related to non-vested awards. This expense is expected to be recognized over a weighted-average period of 0.5 years.

3.	Net Loss Per Share

We calculate basic net loss per share using the weighted average common shares outstanding for the periods presented. Diluted net income per share would include the impact of other dilutive equity instruments, primarily our options and warrants. For the periods ended September 30, 2011 and 2010, options and warrants totaled 18.6 million and 11.8 million shares, respectively. We reported net losses for the periods presented and, therefore, options and warrants were excluded from the calculation of diluted net loss per share as they were anti-dilutive.

4.	Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income or loss. The only component of other comprehensive income or loss is unrealized gains and losses on our marketable securities. Comprehensive losses for the nine month period ended September 30, 2011 were $12.3 million, and for the nine month period ended September 30, 2010 were $2.5 million.

5.	Commitments and Contingencies

Financing Agreements

On March 15, 2011, we entered into several agreements with entities affiliated with Deerfield Management, a healthcare investment fund (collectively, “Deerfield”); pursuant to which Deerfield agreed to provide $20.0 million in funding to us. The agreements were funded on April 5, 2011 and $7.7 million of the proceeds were used to repay our outstanding indebtedness to Oxford Capital Financing (“Oxford”). Pursuant to the terms of a facility agreement, we issued promissory notes to Deerfield in the aggregate principal amount of $20.0 million. The loan bears interest at 8.5% per annum, payable quarterly, and the facility is repayable over five years, with 10% of the principal amount due on the first anniversary, 15% due on the second anniversary, and 25% due on each of the next three anniversaries. We paid Deerfield a facility fee of $500,000. The facility is secured by our assets and has a provision for pre-payment. Deerfield has the option to have the loan repaid at 110% of the principal amount in the event we complete a major transaction, which includes, but is not limited to, a merger or sale of our company or the sale of Fanapt or Probuphine. Under a royalty agreement, we agreed to pay Deerfield 2.5% of the aggregate royalties on net sales of Fanapt, beginning on the funding date, constituting a portion of the royalty revenue we receive from Novartis. The agreements with Deerfield also provide us with the option to repurchase the royalty rights for $40.0 million. Deerfield received six-year warrants to purchase 6,000,000 shares of common stock at an exercise price of $1.57 per share.

The $20.0 million note was recorded at its face value less a note discount consisting of $3.0 million, a $500,000 loan fee, and the $7.1 million fair value of the associated warrants. The note discount totaling $8.9 million is being amortized using the interest method. The effective annual interest rate on the note is 33% based on the note discount amortization, stated interest rate and note term. The $3.0 million received under the royalty agreement was recorded as a loan in accordance with appropriate accounting guidance. Interest on the loan will be recorded using the interest method based on the estimated future royalties expected to be paid under the royalty agreement. The current effective annual interest rate on the loan is 58.2%. In September 2010, we amended our loan and security agreement with Oxford pursuant to which we received a 39 month term loan in the principal amount of $5.0 million bearing interest at the rate of 13% per annum. We paid Oxford an initial facility fee of $125,000 and were obligated to make a final payment fee of $300,000. Commencing in October 2010, the loan was repayable in monthly interest payments of $54,167 through July 2011 followed by monthly interest and principal installments of $196,108 payable commencing in August 2011 through January 2014. The loan was secured by our assets and had a provision for pre-payment. We also issued to Oxford, in connection with the loan and security agreement, five-year warrants to purchase 287,356 shares of our common stock at an exercise price of $0.87 per share. The relative fair value attributable to the warrants of $254,580 was recorded as a discount to the debt and corresponding credit to additional paid-in capital. The debt discount was amortized to interest expense. The Oxford indebtedness was repaid on April 5, 2011 with proceeds from the Deerfield transaction.

In December 2009, we entered into a loan and security agreement with Oxford pursuant to which we received a three-year term loan in the principal amount of $3,000,000 that bears interest at the rate of 13% per annum. We paid Oxford an initial facility fee of $60,000 and were obligated to make a final payment fee of $180,000. Commencing in January 2010, the loan was repayable in monthly interest payments of $32,500 through June 2010 followed by monthly interest and principal installments of $117,625 payable commencing in July 2010 through December 2012. The loan was secured by our assets and had a provision for pre-payment. We also issued to Oxford, in connection with the loan and security agreement, five-year warrants to purchase 42,254 shares of our common stock at an exercise price of $2.13 per share. The relative fair value attributable to the warrants of $88,995 was recorded as a discount to the debt and corresponding credit to additional paid-in capital. The debt discount was amortized to interest expense. The Oxford indebtedness was repaid on April 5, 2011 with proceeds from the Deerfield transaction.

Royalty Payments

In 1997, we entered into an exclusive license agreement with Sanofi-Aventis SA (formerly Hoechst Marion Roussel, Inc.). The agreement gave us a worldwide license to the patent rights and know-how related to the antipsychotic agent Fanapt (iloperidone), including the ability to develop, use, sublicense, manufacture and sell products and processes claimed in the patent rights. Upon commercialization of the product, the license agreement provides that we will pay royalties based on net sales. Net sales of Fanapt by Novartis during the three month periods ended September 30, 2011 and 2010 were approximately $12.2 million and $4.9 million, respectively, and we were obligated on September 30, 2011 and 2010, respectively, to pay royalties of approximately $1.8 million and $0.7 million to Sanofi-Aventis, which were included in Receivables and Accounts Payable on the accompanying Condensed Consolidated Balance Sheets.

6.	Warrant Liability

In March 2011, we issued warrants in connection with a financing agreement with several entities affiliated with Deerfield (see Note 5). The terms of the warrants require shares to be delivered upon the warrant’s exercise and also require possible cash payments to the warrant holders upon the occurrence of specified major transactions involving our common stock, such as an acquisition of our company. Under appropriate accounting guidance, our potential obligation to cash-settle the warrants if specified major transactions occur is at the option of the holder. As a result, the warrants were classified as liabilities. The fair value of these warrants was $4.7 million at September 30, 2011 and has been estimated based on a Binomial Lattice Option Pricing Model. Changes in the fair value of the warrant liability between the initial valuation and the quarter ending September 30, 2011 were recorded accompanying in the Condensed Consolidated Statements of Operations at the end of the third quarter.

7.	Subsequent Events

On November 14, 2011, we entered into several agreements with Deerfield pursuant to which we sold a substantial portion of the remaining future royalties on the sales of Fanapt to Deerfield in exchange for $5.0 million in cash, a $10.0 million reduction in the principal amount owed to Deerfield under the existing facility agreement and a revised principal repayment schedule of $2.5 million per year for four years commencing in April 2013 to retire the remaining debt of $10.0 million. Deerfield is entitled to the balance of our portion of the royalties on Fanapt (5.5% to 7.5% of net sales, net of the 2.5% previously sold to Deerfield) up to specified threshold levels of net sales of Fanapt and 40% of the royalties above the threshold level. Titan retains 60% of the royalties on net sales of Fanapt above the threshold levels, subject to an agreement that half of any such retained royalties will go towards repayment of our outstanding debt to Deerfield. Funding of the transaction took place on November 25, 2011.

In December 2011, the Company’s board of directors adopted a stockholder rights plan pursuant to which the Company’s stockholders received one preferred share purchase right for each share of the Company’s common stock held by them. The rights are not currently exercisable or tradable separately from the Company’s common stock and are currently evidenced by the common stock certificates. The rights expire on December 20, 2012 unless earlier redeemed or exchanged by the Company. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) (i) has acquired, or has the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock, other than as a result of repurchases of stock by the Company or the grant of any equity compensation awards or Board approved unilateral grants of any security to the person, or (ii) commences a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 15% or more of the Company’s outstanding shares of common stock. Should such an event occur, then, unless the rights are redeemed or have expired, the Company’s stockholders, other than the acquirer, will be entitled to purchase shares of the Company’s common stock at a 50% discount from its then current market price or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

6,031,250 shares of common stock

TITAN PHARMACEUTICALS, INC.

PROSPECTUS

, 2011

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Titan. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$0.00
Accounting fees and expenses	7,500.00	*
Legal fees and expenses (including blue sky services and expenses)	15,000.00	*

Miscellaneous	5,000.00	*

Total	$27,500.00	*

*	Estimated

Item 14.	Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by under Delaware law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph 10 of our Amended and Restated Certificate of Incorporation provides:

“The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits

No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended[9]

3.2	By-laws of the Registrant[1]

3.3	Certificate of Designations of Junior Participating Preferred Stock of Titan Pharmaceuticals, Inc.[15]

4.1	Registration Rights Agreement dated as of December 17, 2007[2]

4.2	Registration Rights Agreement dated as of December 8, 2009[9]

No.	Description

4.3	Warrant to Purchase Common Stock dated December 23, 2009 issued to Oxford Finance Corporation[9]

4.4	Form of Warrant[13]

4.5	Registration Rights Agreement, dated as of March 15, 2011[13]

4.6	Rights Agreement, dated as of December 20, 2011 between the Registrant and Continental Stock Transfer and Trust Company, as Rights Agent[15]

5.1***	Opinion of Loeb & Loeb LLP re legality

10.1	1998 Stock Option Plan[3]

10.2	2001 Non-Qualified Employee Stock Option Plan[4]

10.3	2002 Stock Option Plan[5]

10.4	Employment Agreement between the Registrant and Sunil Bhonsle, dated May 16, 2009, as amended by agreement dated February 17, 2010[9]

10.5	Employment Agreement between the Registrant and Marc Rubin, dated May 16, 2009, as amended by agreement dated February 17, 2010[9]

10.6	Lease for the Registrant’s facilities, amended as of October 1, 2004[6]

10.7	Amendments to lease for Registrant’s facilities dated May 21, 2007 and March 12, 2009[9]

10.8*	License Agreement between the Registrant and Sanofi-Aventis SA effective as of December 31, 1996[7]

10.9*	Sublicense Agreement between the Registrant and Novartis Pharma AG dated November 20, 1997[8]

10.10*	License Agreement between the Registrant and the Massachusetts Institute of Technology dated September 28, 1995[1]

10.11	Loan and Security Agreement between the Registrant and Oxford Finance Corporation dated December 18, 2009[9]

10.12	Stock Purchase Agreement between the Registrant and certain investors dated December 8, 2009[9]

10.13	Amendment to Employment Agreement dated June 15, 2010 between the Registrant and Marc Rubin[10]

10.14	Amendment to Employment Agreement dated June 15, 2010 between the Registrant and Sunil Bhonsle[10]

10.15	Amendment to lease for Registrant’s facilities dated June 15, 2010[11]

10.16	Amended and Restated Loan and Security Agreement between the Registrant and Oxford Finance Corporation dated September 27, 2010[12]

10.17	Facility Agreement, dated as of March 15, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[13]

10.18	Security Agreement, dated as of March 15, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[13]

10.19	Royalty Purchase Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

No.	Description

10.20	Amended and Restated Royalty Agreement, dated November 14, 2011 by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

10.21	Amended and Restated Royalty Repurchase Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., and Horizon Sante TTNP SARL[14]

10.22	Cash Management Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

10.23	Paying Agent Agreement, dated November 14, 2011, by and among the Company, Deerfield Management Company, L.P. and U.S. Bank National Association[14]

10.24	Agreement, dated as of November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[14]

14.1	Code of Business Conduct and Ethics[10]

23.1	Consent of Odenberg, Ullakko, Muranishi & Co., LLP, Independent Registered Public Accounting Firm

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 (File No. 33-99386).
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated December 27, 2007.
(3)	Incorporated by reference from the Registrant’s definitive Proxy Statement filed on July 28, 2000.
(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.
(5)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(6)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996.
(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (File No. 333-42367).
(9)	Incorporated by reference from the Registrant’s Registration Statement on Form 10.
(10)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
(11)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.
(12)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.
(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 18, 2011.
(14)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 17, 2011.
(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 21, 2011.
*	Confidential treatment has been granted with respect to portions of this exhibit.
**	Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101.1 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
***	Previously filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California on the 21st day of December 2011.

TITAN PHARMACEUTICALS, INC.

By	/s/ SUNIL BHONSLE
Name: Sunil Bhonsle
Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ SUNIL BHONSLE Sunil Bhonsle	President and Director (principal executive and principal financial officer	December 21, 2011

/s/ MARC RUBIN Marc Rubin	Executive Chairman of the Board of Directors	December 21, 2011

/s/ VICTOR BAUER Victor Bauer	Director	December 21, 2011

/s/ EURELIO M. CAVALIER Eurelio M. Cavalier	Director	December 21, 2011

/s/ HERBERT E. HUCKEL Hubert E. Huckel	Director	December 21, 2011

/s/ M. DAVID MACFARLANE M. David MacFarlane	Director	December 21, 2011

/s/ LEY S. SMITH Ley S. Smith	Director	December 21, 2011

/s/ BRIAN CROWLEY Brian Crowley	Vice President Finance (principal accounting officer)	December 21, 2011

EXHIBIT INDEX

Exhibits

No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended[9]

3.2	By-laws of the Registrant[1]

3.3	Certificate of Designations of Junior Participating Preferred Stock of Titan Pharmaceuticals, Inc.[15]

4.1	Registration Rights Agreement dated as of December 17, 2007[2]

4.2	Registration Rights Agreement dated as of December 8, 2009[9]

4.3	Warrant to Purchase Common Stock dated December 23, 2009 issued to Oxford Finance Corporation[9]

4.4	Form of Warrant[13]

4.5	Registration Rights Agreement, dated as of March 15, 2011[13]

4.6	Rights Agreement, dated as of December 20, 2011 between the Registrant and Continental Stock Transfer and Trust Company, as Rights Agent[15]

5.1***	Opinion of Loeb & Loeb LLP re legality

10.1	1998 Stock Option Plan[3]

10.2	2001 Non-Qualified Employee Stock Option Plan[4]

10.3	2002 Stock Option Plan[5]

10.4	Employment Agreement between the Registrant and Sunil Bhonsle, dated May 16, 2009, as amended by agreement dated February 17, 2010[9]

10.5	Employment Agreement between the Registrant and Marc Rubin, dated May 16, 2009, as amended by agreement dated February 17, 2010[9]

10.6	Lease for the Registrant’s facilities, amended as of October 1, 2004[6]

10.7	Amendments to lease for Registrant’s facilities dated May 21, 2007 and March 12, 2009[9]

10.8*	License Agreement between the Registrant and Sanofi-Aventis SA effective as of December 31, 1996[7]

10.9*	Sublicense Agreement between the Registrant and Novartis Pharma AG dated November 20, 1997[8]

10.10*	License Agreement between the Registrant and the Massachusetts Institute of Technology dated September 28, 1995[1]

10.11	Loan and Security Agreement between the Registrant and Oxford Finance Corporation dated December 18, 2009[9]

10.12	Stock Purchase Agreement between the Registrant and certain investors dated December 8, 2009[9]

10.13	Amendment to Employment Agreement dated June 15, 2010 between the Registrant and Marc Rubin[10]

10.14	Amendment to Employment Agreement dated June 15, 2010 between the Registrant and Sunil Bhonsle[10]

10.15	Amendment to lease for Registrant’s facilities dated June 15, 2010[11]

10.16	Amended and Restated Loan and Security Agreement between the Registrant and Oxford Finance Corporation dated September 27, 2010[12]

No.	Description

10.17	Facility Agreement, dated as of March 15, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[13]

10.18	Security Agreement, dated as of March 15, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[13]

10.19	Royalty Purchase Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

10.20	Amended and Restated Royalty Agreement, dated November 14, 2011 by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

10.21	Amended and Restated Royalty Repurchase Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., and Horizon Sante TTNP SARL[14]

10.22	Cash Management Agreement, dated November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL[14]

10.23	Paying Agent Agreement, dated November 14, 2011, by and among the Company, Deerfield Management Company, L.P. and U.S. Bank National Association[14]

10.24	Agreement, dated as of November 14, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited[14]

14.1	Code of Business Conduct and Ethics[10]

23.1	Consent of Odenberg, Ullakko, Muranishi & Co., LLP, Independent Registered Public Accounting Firm

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form SB-2 (File No. 33-99386).
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated December 27, 2007.
(3)	Incorporated by reference from the Registrant’s definitive Proxy Statement filed on July 28, 2000.
(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.
(5)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(6)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005.
(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996.
(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (File No. 333-42367).
(9)	Incorporated by reference from the Registrant’s Registration Statement on Form 10.
(10)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
(11)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.
(12)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.
(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 18, 2011.
(14)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 17, 2011.
(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 21, 2011.
*	Confidential treatment has been granted with respect to portions of this exhibit.
**	Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101.1 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.
***	Previously filed.